AMENDED AND RESTATED AGREEMENT

        This Amended and Restated Agreement ("Amended and Restated Agreement") is entered into as of October 20, 1999 ("Signing Date"), by and between F. HOFFMANN-LA ROCHE LTD of Basel, Switzerland ("F. Roche") as successor to F. Hoffmann-La Roche & Co. Limited Company, and PROTEIN DESIGN LABS, INC., a Delaware corporation having offices at 34801 Campus Drive, Fremont, California 94555, U.S.A. ("PDL").

RECITALS
A. F. Roche and PDL are parties to an Agreement dated January 31, 1989, as amended (the "1989 F. Roche Agreement") pertaining to humanized and chimeric antibodies against the interleukin-2 receptor ("IL-2R").
B. Under the 1989 F. Roche Agreement, PDL exclusively licensed to F. Roche rights to a humanized antibody now known as Daclizumab (as defined below).
C. F. Roche is currently marketing Daclizumab under the trademark Zenapax* for the prevention of acute organ rejection in patients receiving kidney transplants.
D. F. Roche and PDL now desire to replace the 1989 F. Roche Agreement with a new agreement to provide PDL with rights to develop and, if successful, promote or market Daclizumab in Autoimmune Indications (as defined below) for increased compensation from the 1989 F. Roche Agreement.
E. Concurrently with the entering into of this Agreement, PDL and Hoffmann-La Roche Inc. ("Roche") are replacing an agreement addressing rights in the United States of America similar to the 1989 F. Roche Agreement (the "1989 PDL/Roche Agreement") with a new agreement covering both the United States of America and Canada (the "1999 PDL/Roche Agreement") with respect to which F. Roche shall also be a party.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, PDL and F. Roche mutually agree to replace the 1989
F. Roche Agreement as follows:
I.  DEFINITIONS
For the purposes of this Agreement, the following terms, when written with an initial capital letter (except as set forth in Sections 1.29 and 1.30), shall have the meaning ascribed to them below. All references to particular Appendices, Articles and Sections shall mean the Appendices to, and Articles and Sections of, this Agreement, unless otherwise specified.
1.1 "Affiliates" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity.

1.2 "Combination Product" means any product containing both an ingredient which causes it to be considered a Licensed Product and one or more other therapeutically active ingredients.

1.3 "Field" means any humanized or chimeric antibody which binds to the IL-2R, where "humanized" means a genetically engineered combination of a substantially human framework region and constant region, and complementarity determining regions from non-human antibodies, and where "chimeric" means a genetically engineered combination of human constant region and non-human variable region. "Antibodies in the Field" means humanized and chimeric antibodies which bind to the IL-2R. It is believed that these Antibodies in the Field may be useful for therapeutic, diagnostic, imaging and similar purposes. It is understood that the Field includes, but is not limited to, that certain humanized murine monoclonal antibody prepared against the p55 component of the IL-2R ("humanized anti-Tac"). Furthermore, the Field includes, but is not limited to, all improvements relating to humanized anti-Tac, including without limitation modifications in structure introduced by genetic engineering, or by chemical or enzymatic cleavage. Also included within the Field shall be alternate hosts for producing humanized anti-Tac, methods for purification, formulations incorporating humanized anti-Tac, and uses and methods of use for humanized anti-Tac in human medicine. Humanized anti-Tac is also known as "Daclizumab". "Daclizumab" as used in this Amended and Restated Agreement means any product that contains Daclizumab.

1.4 "Initial Commercialization" means the end of the calendar month containing the date following the granting of Regulatory Approval (as defined in Section 1.10 hereof) for a Licensed Product for human therapeutic use for prevention of kidney transplant rejection or a major disease (within the meaning of Milestone #2 in Section 3.2 of the 1989 PDL/Roche Agreement) on which F. Roche, its Affiliates or sublicensees first sell such a product to an independent third party not an Affiliate of the seller in a major market within the ROW Territory, where "major market" means either Japan or two of the following three countries: France, Italy or the United Kingdom.

1.5 "Joint Inventions" means any inventions in the Field, whether patented or not, which are jointly made during the period beginning on January 31, 1989 and ending upon expiration or termination of this Amended and Restated Agreement by at least one PDL employee or person contractually required to assign or license patent rights covering such inventions to PDL and at least one Roche or F. Roche employee or person contractually required to assign or license patent rights covering such inventions to Roche or F. Roche.

1.6 "Licensed Product" means any product in the Field, including any Combination Product, the making, use or sale of which utilizes PDL Know-How, PDL Patents or Joint Inventions or would, in the absence of this Amended and Restated Agreement, infringe a Valid Claim. Daclizumab shall be deemed to be a Licensed Product.

1.7 "Net Transplant Sales" means either Total Sales (until such time as Section 3A.4 applies) or Total Transplant Sales (beginning at such time as
Section 3A.4 applies), after deducting, if not already deducted, from the amount invoiced:

(a) the amounts actually allowed as volume or quantity discounts, sales rebates (including cash discounts), price reductions, returns (including withdrawals and recalls); and

(b) sales, excise and turnover taxes imposed directly upon and actually paid by F. Roche, its Affiliates or sublicensees.

In addition, there shall be deducted, to the extent not already deducted from the amount invoiced, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the of the Total Sales or Total Transplant Sales, as appropriate, to cover all other expenses or discounts, including but not limited to customs duties, transportation and insurance charges and other direct expenses.

1.8     "PDL Know-How" means, except as otherwise set forth in this
Section 1.8,

(a) all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results in the Field, and improvements thereon, (collectively, "Know-How in the Field") including any information regarding the structure, sequence and characterization of Antibodies in the Field, methods of making and the characterization of cell lines producing Antibodies in the Field, and methods of achieving high levels of expression of Antibodies in the Field, which was rightfully held by PDL as of January 31, 1989, or which was developed or acquired by PDL during the period beginning on January 31, 1989 and ending January 31, 1996 (such date representing the first (1st) anniversary of the termination of the Research Program), and which Know-How in the Field is required or useful for registration, manufacturing, using or selling products in the Field, and

(b) all Know-How in the Field, including any information regarding the physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data, dosage regimens, control assays and specifications of Daclizumab, which is rightfully held by PDL or its Affiliates as of the Signing Date, or which is developed or acquired by PDL or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Know-How in the Field is required or useful for registration, using or selling Daclizumab;
provided, however, that PDL Know-How excludes any Know-How in the Field of any kind concerning generic methods of manufacturing (except as set forth in the following paragraph) designing, developing or preparing antibodies including, but not limited to, methods of humanizing antibodies, methods of reducing the immunogenicity of antibodies, and methods of increasing the affinity of antibodies.

In the event Roche or F. Roche manufactures a form or formulation of Daclizumab for Autoimmune Indications under this Amended and Restated Agreement that Roche or F. Roche is not otherwise manufacturing for the Transplant Indications, PDL Know-How shall also include all Know-How in the Field which is rightfully held by PDL or its Affiliates as of the Signing Date, or which is developed or acquired by PDL or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Know-How in the Field is required or useful for manufacturing such form or formulation of Daclizumab for Autoimmune Indications.

1.9 "PDL Patents" means all patent applications owned or controlled by PDL ("Sole PDL Patents") and all patent applications resulting from Joint Inventions ("Joint Roche-PDL Patents") containing claims in the Field, which are filed prior to or during the term of this Amended and Restated Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor's certificate covering claims in the Field. "Queen et al. Patents" mean those Sole PDL Patents in the ROW Territory claiming priority under originally filed 12/28/89 as European application number 90903576.8 and claiming priority under U.S. patent application serial nos. 290,975 filed December 28, 1988 and 310,252 filed February 13, 1989.

1.10 "Regulatory Approval" means the granting of all governmental regulatory approvals required, if any, for the sale of a Licensed Product in a given country or jurisdiction within the ROW Territory.

1.11 "Research Program" means the collaborative scientific research program between PDL and Roche which was completed in January 1995 and is described more fully in the 1989 PDL/Roche Agreement.

1.12 "F. Roche Inventions" means any inventions in the Field which are made during the term of this Amended and Restated Agreement by employees of
F. Roche or persons contractually required to assign or license patent rights covering such inventions to F. Roche.

1.13 "Roche Territory" means the United States of America ("U.S." or "U.S.A." or "United States") and its territories and possessions where the patent laws of the United States are in force, and Canada and its territories and possessions. It is understood that the PDL/Roche Agreement comprises a separate but complementary license agreement covering activities in the Roche Territory.

1.14 "ROW Territory" means all countries of the world excluding the Roche Territory. The ROW Territory shall not include any countries with respect to indications in which F. Roche grants an exclusive license to PDL pursuant to Section 2.4.

1.15 "Valid Claim" means, as applicable, either (a) with respect to royalties payable by F. Roche to PDL under this Agreement, a claim in any issued patent within the PDL Patents which has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review, or (b) with respect to royalties payable by PDL to F. Roche under this Agreement, a claim in any issued patent within the Roche Patents which has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.

1.16 "Roche Know-How" means all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results specifically related to Daclizumab, and improvements thereon (collectively, "Daclizumab Know-How") including any information regarding the physical, chemical, biological, toxicological, pharmacological, clinical, and veterinary data, dosage regimens, control assays and specifications of Daclizumab, which is rightfully held by F. Roche or its Affiliates as of the Signing Date, or which is developed or acquired by F. Roche or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Daclizumab Know-How is required or useful for development of a subcutaneous formulation for Daclizumab, and for using or promoting Daclizumab for Autoimmune Indications.

In the event that pursuant to Section 2C.2, PDL obtains a right to manufacture Daclizumab for Autoimmune Indications, Roche Know-How shall also include all Daclizumab Know-How which is rightfully held by F. Roche or its Affiliates as of the Signing Date, or which is developed or acquired by F. Roche or its Affiliates with the right to license or sublicense during the term of this Amended and Restated Agreement, and which Daclizumab Know-How is required or useful for manufacturing Daclizumab.

1.17 "Roche Patents" means all patent applications owned or controlled by Roche, F. Roche or their Affiliates ("Sole Roche Patents") and all patent applications resulting from Joint Inventions ("Joint Roche-PDL Patents") containing claims in the Field, which are filed prior to or during the term of this Amended and Restated Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and any other United States or foreign patent or inventor's certificate covering claims in the Field. "Sole Daclizumab Roche Patents" means those patents and applications included within the Sole Roche Patents containing claims specifically related to Daclizumab.

1.18 "Autoimmune Indications" means all indications that involve pathogenic consequences, including tissue injury, produced by autoantibodies or autoreactive T lymphocytes interacting with self epitopes, i.e., autoantigens. Autoimmune Indications shall include, without limitation, psoriasis, rheumatoid arthritis, systemic lupus erythematosus, scleroderma, juvenile rheumatoid arthritis, polymytosis, Type I diabetes, sarcoidosis, Sjogrens syndrome, chronic active non-pathogenic hepatitis, non-infectous uveitis (Behcets), aplastic anemia, regional non-pathogenic enteritis (including ulcerative colitis, Crohn's Disease and inflammatory bowel disease), Kawasaki's disease, post-infectious encephalitis, multiple sclerosis, and tropic spastic paraparesis..

1.19 "Transplant Indications" means all indications that are not Autoimmune Indications, including, without limitation, solid organ transplantation (including tolerance induction and xenotransplantation), bone marrow transplantation, graft versus host disease and cell transplantation.
In any event, should a given indication have applicability in both Autoimmune Indications and transplantation, such indication shall be deemed a Transplant Indication and not an Autoimmune Indication; provided that an Autoimmune Indication shall not be deemed a Transplant Indication merely because it may cause the need for a transplant (e.g., Type I diabetes, even if it causes the need for an organ transplant).

1.20 "Total Sales" means the gross invoice price ("GIP") of all Licensed Products for all indications sold or otherwise disposed of for consideration by F. Roche, its Affiliates or sublicensees (other than PDL and its Affiliates) to independent third parties not an Affiliate of the seller, as computed in the central F. Roche Swiss Francs Sales Statistics for the countries concerned, whereby the amount of such sales in foreign currencies is converted into Swiss Francs at the average rate of exchange at the time in accordance with F. Roche's then current standard practices.

In the case of Combination Products for which the Licensed Product and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, Total Sales shall be determined by multiplying the Total Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product, and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the other active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating Total Sales for Combination Products.

If F. Roche or its Affiliates or sublicensees receive non-cash consideration for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to F. Roche, or as reasonably estimated by F. Roche if unknown, shall be included in the definition of Total Sales.

1.21 "Total Autoimmune Sales" means the difference of Total Sales minus Total Transplant Sales.

1.22 "Total Transplant Sales" means the portion of Total Sales derived from Transplant Indications.

1.23 "Net Autoimmune Sales" means Total Autoimmune Sales, after deducting, if not already deducted, from the amount invoiced:

(a) the amounts actually allowed as volume or quantity discounts, sales rebates (including cash discounts), price reductions, returns (including withdrawals and recalls); and

(b) sales, excise and turnover taxes imposed directly upon and actually paid by F. Roche, its Affiliates or sublicensees.

In addition, there shall be deducted, to the extent not already deducted from the amount invoiced, an amount equal to[CONFIDENTIAL TREATMENT REQUESTED] of the Total Autoimmune Sales to cover all other expenses or discounts, including but not limited to cash discounts, customs duties, transportation and insurance charges and other direct expenses.

1.24 "Net Sales" means the aggregate of Net Transplant Sales and Net Autoimmune Sales.

1.25 "PDL Development Costs" means, for a given Autoimmune Indication, [CONFIDENTIAL TREATMENT REQUESTED] of the worldwide development costs accrued by PDL for the development of Daclizumab. All PDL Development Costs shall be calculated in accordance with cost accounting methods consistently applied and complying with generally accepted accounting principles, incurred by PDL during a period commencing on the Signing Date and ending on the date of the filing by F. Roche of the first (1st) application for marketing approval for that Autoimmune Indication in a Major Country. PDL Development Costs shall not include any costs incurred by PDL for the purpose of manufacturing by PDL of Daclizumab in bulk form, but shall include any costs incurred by PDL in connection with formulation development and performance of formulation, fill and finish, and related activities. All PDL Development Costs that apply to multiple Autoimmune Indications (e.g., a subcutaneous formulation of Daclizumab) until the date of filing by F. Roche for marketing approval for an Autoimmune Indication in a Major Country shall be allocated to the first Autoimmune Indication to which such costs apply that F. Roche elects to market and sell, co-market or co-promote.

1.26 "PDL Net Sales" means the GIP of Daclizumab sold or otherwise disposed of for consideration by PDL, its Affiliates or sublicensees (other than F. Roche and its Affiliates) to independent third parties not an Affiliate of the seller after deducting, if not already deducted, from the amount invoiced:

(a) the amounts actually allowed as volume or quantity discounts, rebates, price reductions, returns (including withdrawals and recalls); and

(b) sales, excise and turnover taxes imposed directly upon and actually paid by PDL, its Affiliates or sublicensees.

In addition, there shall be deducted, to the extent not already deducted from the amount invoiced, an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the GIP to cover all other expenses or discounts, including but not limited to cash discounts, custom duties, transportation and insurance charges and other direct expenses.

In the case of Combination Products for which Daclizumab and each of the other therapeutically active ingredients contained in the Combination Product have established market prices when sold separately, PDL Net Sales shall be determined by multiplying the PDL Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for Daclizumab, and the denominator of which shall be the sum of the established market prices for Daclizumab plus the other active ingredients contained in the Combination Product. When such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating PDL Net Sales for Combination Products.

If PDL or its Affiliates or sublicensees receive non-cash consideration for any units of Daclizumab sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such non-cash consideration on the date of the transfer as known to PDL, or as reasonably estimated by PDL if unknown, shall be included in the definition of PDL Net Sales.

1.27 "Major Countries" means the United Kingdom, France, Germany, Italy and Spain.

1.28 "Cost of Goods Sold" means the manufacturing cost of unformulated bulk Daclizumab, calculated in accordance with reasonable cost accounting methods consistently applied by a party for its other pharmaceutical products, provided that such methods comply with generally accepted accounting principles. Cost of Goods Sold shall include direct labor (including fringe benefits), direct materials (including taxes and duties), and a reasonable allocation of indirect labor and materials, facilities expense (including occupancy costs and depreciation of property, plant and equipment), administration costs and other costs allocable to the manufacturing process.

1.29 "documents" used as a verb, for example in Section 2A.5 and similar uses, means provides factual or substantial support, which support may include, among other things, expert opinion.

1.30 "cover" (including variations thereof such as "covering" or "covered") as used for example in Article III and Article III-A, means that the manufacture, use, sale or importation of a particular Licensed Product would infringe a Valid Claim in the absence of rights under such patent(s). The determination of whether a particular Licensed Product is covered by particular Valid Claims shall be made on a country-by-country basis.

II.  LICENSE GRANTS
2.1     License Grant to F. Roche.  Subject to Sections 2.3, 2.4 and 5.2,
PDL grants to F. Roche and to F. Roche's Affiliates the sole and exclusive right to the PDL Know-How and PDL Patents, but only to the extent necessary to make, have made, use and sell Licensed Products in the Field within the ROW Territory. For so long as F. Roche is in compliance with its obligations under Section 5.1, F. Roche may sublicense the right to make, have made, use and sell Licensed Products in the Field within the ROW Territory with respect to Transplant Indications, provided that no such sublicense shall be granted with respect to Autoimmune Indications without first obtaining PDL's written consent, which consent shall not be unreasonably withheld or delayed. Any such sublicense shall be subject to Section 3.5 hereof, and shall terminate automatically if F. Roche shall not have remedied or initiated steps to remedy a breach of Section 5.1 hereof, in a manner reasonably satisfactory to PDL within sixty (60) days after receipt by F. Roche of notice of such breach from PDL.

2.2 Identification of Patents. Set forth on Appendix A is a list identifying patents or patent applications which comprise PDL Patents as of the Signing Date. PDL shall update this list by delivering a supplement to
F. Roche no less frequently than once per year during the term of this Amended and Restated Agreement.

2.3 License Grant to PDL. F. Roche grants to PDL and to PDL's Affiliates the exclusive right to Daclizumab, Roche Know-How and Roche Patents, PDL Know-How, and PDL Patents but only to the extent necessary to import, make, have made and use Daclizumab for the purpose of conducting development and seeking registration of Daclizumab in Autoimmune Indications in the ROW Territory as contemplated by this Amended and Restated Agreement.

2.4 Contingent License Grants to PDL. Certain additional licenses are granted by F. Roche to PDL as described in Sections 2B.8, 2B.9, 2C.2(b) and
5.2 subject to the occurrence of certain conditions.

2.5 Sublicensing by PDL. Subject to the prior written consent of F. Roche, which consent shall not be unreasonably withheld or delayed, PDL shall have the right to sublicense [CONFIDENTIAL TREATMENT REQUESTED] any exclusive marketing rights of PDL under this Amended and Restated Agreement.

II-A.  DEVELOPMENT FOR AUTOIMMUNE INDICATIONS
2A.1    Development Responsibility.  On and after the Signing Date,  PDL shall be solely responsible at its sole cost and expense to develop Daclizumab for Autoimmune Indications ("AI Development"), including, without limitation, any further preclinical studies or formulation development (such as the development of a subcutaneous formulation) deemed required or useful by PDL for such AI Development. All data and information generated by such activities shall be PDL Know-How and PDL shall have the right to publish such data and information in accordance with Section 8.3(b).

2A.2    Transfer of Know-How.

(a) Transfer of PDL Know-How. During the term of this Amended and Restated Agreement, PDL shall transfer within sixty (60) days of each June 30 and December 31, PDL Know-How which is required or useful for F. Roche to carry out its obligations under this Amended and Restated Agreement. PDL will permit access by F. Roche during the AI Development at reasonable times and with reasonable frequency to the relevant scientific personnel of PDL, but in any event not more than once per calendar quarter. PDL agrees to inform F. Roche on a timely basis of all results in the Field obtained by PDL during the AI Development to the extent such results are required or useful for F. Roche to carry out its obligations under this Amended and Restated Agreement.

(b)     Transfer of Roche Know-How.

(i) PDL and F. Roche shall each immediately identify a person to coordinate communications related to review of Roche Know-How by PDL ("Coordinators"). The Coordinators shall agree upon a period of time, including the starting date of such period and duration of such period, during which F. Roche shall make Roche Know-How available for PDL's review. Such period shall occur within ninety (90) days after the Signing Date.

PDL's review of Roche Know-How in accordance with this Section 2A.2(b) shall occur during Roche's normal business hours and at an agreed upon site(s) of Roche. During such review, PDL shall have the right to (i) copy such available Roche Know-How as it deems required or useful and (ii) discuss the available Roche Know-How with the relevant F. Roche personnel. F. Roche shall use its commercially reasonable efforts to answer PDL's questions related to the available Roche Know-How, but F. Roche shall have no liability to PDL if despite F. Roche's commercially reasonable efforts, it is unable to answer any such questions to PDL's satisfaction; provided that F. Roche will not intentionally withhold from PDL any material and pertinent Roche Know-How.

It is understood that Roche Know-How may be embraced within documents that contain information not specifically related to Daclizumab, including information related to products of F. Roche other than Daclizumab. Accordingly, to the extent any given document within the scope of Roche Know-How contains information not specifically related to Daclizumab, F. Roche may redact such information from the relevant document prior to PDL review thereof. To the extent any given document within the scope of Roche Know-How contains unredacted information not specifically related to Daclizumab, PDL shall maintain such information as Confidential Information.

(ii)    After the transfer of Roche Know-How pursuant to Section
2A.2(b)(i), upon written request by PDL, F. Roche shall, within a reasonable time, provide PDL with Roche Know-How as is required for AI Development by any regulatory or governmental authority in the ROW Territory if and when such Roche Know-How is located, but F. Roche shall have no liability to PDL if despite F. Roche's commercially reasonable efforts, it is unable to locate any such Roche Know-How.

(iii) Subject to Section 5.1, in no event shall there be any obligation on the part of F. Roche to generate any new data or information related to Licensed Products.

2A.3    Development Plan. Within sixty (60) days after the Signing Date,
PDL shall prepare and deliver to F. Roche an AI Development plan, including intended AI Development activities and budgets for each intended AI Development activity. PDL shall update this plan by delivering a supplement to F. Roche from time to time during the term of this Amended and Restated Agrement, provided that PDL shall in any event provide a supplement within sixty (60) days of each December 31 during the term of this Amended and Restated Agreement.

2A.4    Reports.  PDL will provide F. Roche within forty-five (45) days of each June 30 and December 31 during the term of this Amended and Restated Agreement, a written report summarizing for the preceding semi-annual period all PDL AI Development activities, including publications. F. Roche shall provide reports on the activities of F. Roche with respect to the development and sales of Daclizumab in Transplant Indications and Autoimmune Indications, if any, through the Joint Development Committee ("JDC") established pursuant to the 1999 PDL/Roche Agreement. PDL shall present the AI Development plans for the ROW Territory to the JDC.

2A.5    Decisions.  PDL will make the final decision with respect to all
AI Development activities, except that F. Roche will have the right to veto (through the JDC and subject to the decision-making process applicable to the JDC) any AI Development activity for which F. Roche documents that such activity is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications within the ROW Territory. PDL will not undertake any AI Development activity for which F. Roche documents that such activity is reasonably likely to have a material adverse impact on sales of Daclizumab for Transplant Indications within the ROW Territory.

2A.6    Certain Regulatory Matters.

(a) Clinical Trials. PDL shall have the right to file in PDL's name Investigational New Drug Applications or corresponding filings in countries of the ROW Territory ("INDs") for AI Development. F. Roche shall, at no cost to PDL, provide assistance required or useful to allow PDL to cross-reference F. Roche filings to allow PDL to carry out without delay any related clinical trial in the ROW Territory. PDL shall advise and consult with F. Roche with respect to any significant issues or questions raised by any regulatory authorities with respect to any such IND or related clinical trial. PDL shall provide copies to F. Roche of any such IND and any other records of interactions with regulatory authorities (e.g., correspondence, minutes or notes of telephone conferences or meetings, etc.) with respect to any such IND or related clinical trials in a Major Country. PDL and F. Roche, including its Affiliates, shall each supply the other copies of all regulatory filings in Major Countries related to the use of the clinical materials for AI Development promptly after the time of such filings.

To the extent F. Roche is required under applicable law, rule or regulation, F. Roche shall make all filings necessary to permit the use of the clinical materials supplied by Roche or F. Roche pursuant to Section 3C.1.
PDL and F. Roche, including its Affiliates, shall each supply the other copies of all regulatory filings related to the use of the clinical materials for AI Development promptly after the time of such filings.

(b) Adverse Event Reporting. Each party shall notify the other of all information coming into its possession concerning any and all side effects, injury, toxicity, pregnancy or sensitivity reaction associated with commercial or clinical uses, studies, investigations or tests with Daclizumab, throughout the world, whether or not determined to be attributable to Daclizumab ("Adverse Event Reports"). The parties shall each identify a person to coordinate the exchange of Adverse Event Reports ("Report Coordinators") so as to enable timely reporting of such Adverse Event Reports to appropriate government and regulatory authorities consistent with all laws, rules and regulations. The Report Coordinators shall agree in writing upon formal procedures for such exchange.
2A.7    Registration.

(a) PDL shall notify in writing ("Filing Notice") F. Roche in the event that PDL determines that any clinical trial results in an Autoimmune Indication would justify filing by F. Roche in any country in the ROW Territory of an application for Regulatory Approval for such indication. The Filing Notice shall be accompanied by (I) a list of countries in the ROW Territory for which PDL is requesting such filing, (II) data and information that PDL reasonably believes is sufficient to justify such filing, including without limitation the clinical trial results in the specified Autoimmune Indication, (III) the proposed labeling with respect to which PDL proposes such filing, (IV) accrued PDL Development Costs through the most recent calendar quarter for which PDL financial information is available prior to the date of the Filing Notice and (V) an estimate of the PDL Development Costs to be accrued through the expected date of first (1st) filing for Regulatory Approval in a Major Country identified in the Filing Notice. In any event, F. Roche shall have the right to request, and PDL shall endeavor to timely supply any existing additional data and information from PDL that F. Roche believes to be reasonably required or useful to make its decision to file or not to file hereunder.

Within sixty (60) days after receipt by F. Roche of the Filing Notice
(and accompanying information) ("Registration Review Period"), F. Roche shall notify PDL in writing with respect to each country specified in the Filing Notice of whether F. Roche (i) elects to make such a filing in that country,
(ii) desires to file in that country but reasonably believes that the clinical trial results would not justify a filing by F. Roche, including information in reasonable detail setting forth the basis for such belief, or (iii) elects not to make such a filing in that country (in which event F. Roche's rights to make such filing and to market and sell Daclizumab in such country in the ROW Territory for that Autoimmune Indication shall be deemed to revert to PDL as provided in Section 2A.7(c)). If F. Roche notifies PDL pursuant to (ii) of the foregoing sentence, and if PDL disagrees with F. Roche, then F. Roche and PDL shall submit the determination of whether the clinical trial results support the labeling proposed by PDL in the countries identified in the Filing Notice to an expert in regulatory matters ("Regulatory Arbiter"), including expertise in the country(ies) in question. The Regulatory Arbiter shall be an individual with not less than five (5) years of regulatory approval experience for products for use in Autoimmune Indications in the country in question and shall not have any preexisting or prior relationship with either of the parties within the past five (5) years. If the parties are unable to agree upon the Regulatory Arbiter within ten (10) business days, then each party shall submit a list of up to three (3) individuals meeting the criteria (including reasonable detail specifying the basis for why the individual is appropriate to serve as the Regulatory Arbiter and a confirmation by the party that such Arbiter is independent of the party submitting her/his name) to the Administrator of the American Arbitration Association ("AAA Administrator") in accordance with the AAA International Rules of Arbitration and the AAA shall select an individual from the lists presented. The Regulatory Arbiter shall make a final, binding determination with respect to the submitted matter with respect to the countries in question within thirty (30) days of submission to the Regulatory Arbiter hereunder. In the event that the Regulatory Arbiter determines that the clinical trial results support the labeling proposed by PDL in any of the countries identified in the Filing Notice, F. Roche shall have fifteen (15) business days from such determination to elect either
Section 2A.7(i) or (iii) in each such country. The parties shall each be responsible for their respective costs for participation in the matter subject to resolution by the Regulatory Arbiter and shall share equally the costs of the Regulatory Arbiter.

For each country for which F. Roche has elected to make such a filing,
F. Roche or its Affiliates shall make such filing in all Major Countries and Japan for which it has elected to proceed within the next ninety (90) day period following the Registration Review Period, and in each other country for which it has elected to proceed within the same time periods as would normally be followed by F. Roche for additional indications of its other approved products, but in no event more than one hundred eighty (180) days after the Registration Review Period. For each country in the ROW Territory for which
F. Roche has either elected not to make such a filing, has failed to make an election within the Registration Review Period, or has made such election but has failed to make such filing within the period specified above, F. Roche's rights to make such filing and to market and sell Daclizumab in such country in the ROW Territory for that Autoimmune Indication shall be deemed to revert to PDL as provided in Section 2A.7(c). In addition, if F. Roche has elected pursuant to Section 2B.2 to allow PDL to (a) co-market in a country in the ROW Territory for a specified Autoimmune Indication, PDL and F. Roche shall in the first instance use commercially reasonable efforts to have F. Roche make such filing and permit PDL to cross-reference the F. Roche filing in such country, provided that if such procedure is not sufficient for PDL to market and sell Daclizumab in such country in the ROW Territory for that Autoimmune Indication, PDL shall have the right to make such filing in such country in the ROW Territory for that Autoimmune Indication as provided in Section 2A.7(c) or (b) exclusively market and sell Daclizumab in a country in the ROW Territory for a specified Autoimmune Indication, PDL shall have the right to make such filing in such country in the ROW Territory for that Autoimmune Indication as provided in Section 2A.7(c).

(b) If F. Roche has elected pursuant to Section 2A.7(a) to file an application for Regulatory Approval, PDL shall provide all assistance required or useful to allow F. Roche to carry out such filing without delay, including supplying relevant clinical data and promptly preparing and making any necessary regulatory filings relating to manufacture of Daclizumab if it is intended for PDL to conduct any manufacturing steps. For each Major Country and Japan in which F. Roche has filed an application for Regulatory Approval pursuant to Section 2A.7(a), F. Roche shall diligently pursue the approval of such application and shall advise and consult with PDL with respect to any significant issues or questions raised by any regulatory authorities with respect to such application. F. Roche shall provide copies to PDL of all such Major Country (and Japan) applications and any other records of interactions with regulatory authorities relating to significant issues (e.g., correspondence, minutes or notes of telephone conferences or meetings, etc.) with respect to such applications and Autoimmune Indications. F. Roche shall provide PDL with a quarterly summary and the status of all such applications, including a summary of any significant issues and the strategy for dealing with such issues. The parties shall discuss in good faith the labeling for Daclizumab to be requested for Regulatory Approval in a Major Country for a period not to exceed thirty (30) days from the date of notification from F. Roche that it elects to file for Regulatory Approval in a Major Country or Japan pursuant to Section 2A.7(b). If the parties are unable to agree upon the labeling to be requested during such thirty (30)-day period, the parties shall mutually agree upon a third party arbiter ("Labeling Arbiter") within ten (10) business days following determination of the parties to have the matter submitted to the Labeling Arbiter. The Labeling Arbiter shall be an individual with not less than five (5) years of marketing and/or regulatory approval experience for products for use in Autoimmune Indications in the
country in question.   If the parties are unable to agree upon the Labeling
Arbiter within ten (10) business days, then each party shall submit a list of up to three (3) individuals meeting the criteria (including reasonable detail specifying the basis for why the individual is appropriate to serve as the Labeling Arbiter and a confirmation by the party that such Arbiter is independent of the party submitting her/his name) to the AAA Administrator in accordance with the AAA International Rules of Arbitration and the AAA shall select an individual from the lists presented. The Labeling Arbiter shall make a binding determination within thirty (30) days of the submission of the matter to the Labeling Arbiter hereunder. The parties shall each be responsible for their respective costs for participation in the matter subject to resolution by the Labeling Arbiter and shall share equally the costs of the Labeling Arbiter.

(c) For each Major Country and Japan for which the right to file an application for Regulatory Approval has reverted to PDL pursuant to Section 2A.7(a) and with respect to which PDL elects to proceed with a filing for Regulatory Approval, F. Roche shall provide all assistance required or useful to allow PDL to assume responsibility for and to carry out such filing without delay, including execution of any and all documents to transfer such authority and promptly preparing and making any necessary regulatory filings relating to manufacture of Daclizumab. If PDL elects to proceed with such filing, PDL shall diligently pursue the approval of such marketing applications and shall advise and consult with F. Roche with respect to any significant issues or questions raised by any regulatory authorities with respect to such applications. PDL shall provide copies to F. Roche of all such Major Country (and Japan) applications and any other records of interactions with regulatory authorities relating to significant issues (e.g., correspondence, minutes or notes of telephone conferences or meetings, etc.) with respect to such applications.

(d) The costs of making any filing for Regulatory Approval for Daclizumab in an Autoimmune Indication in a country in the ROW Territory shall be allocated between the parties as follows: (i) if the parties are co-marketing, the costs of making any filing shall be shared equally; (ii) if the parties are co-promoting, then the costs of making any filing shall be borne in accordance with the profit allocation specified in the co-promotion arrangement; or (iii) if either party is exclusively marketing and selling, then that party will bear all of the costs of making any filing.




II-B.  COMMERCIALIZATION FOR AUTOIMMUNE INDICATIONS

2B.1    Transplant Indications. F. Roche shall continue to be responsible for all aspects of commercialization of Licensed Products for Transplant Indications in the ROW Territory and shall pay royalties on Net Transplant Sales as provided in Article III.

2B.2    Autoimmune Indications.  For each country in the ROW Territory for which F. Roche has elected to file an application for marketing approval of an Autoimmune Indication pursuant to Section 2A.7(b), F. Roche shall notify PDL within ninety (90) days after making such election to file whether, if such application is approved, for that Autoimmune Indication in that country in the ROW Territory, it elects:

(a) to market and sell Daclizumab exclusively (in which case, Sections 2B.4(a) and 2B.6 will apply),

(b) to co-promote Daclizumab exclusively with PDL (in which case, Sections 2B.4(a) and 2B.7 will apply),

(c) to co-market Daclizumab with PDL (in which case, Sections 2B.4(b) and 2B.8 will apply), or

(d) to license PDL exclusively to market and sell Daclizumab (in which case, Sections 2B.4(b) and 2B.9 will apply).

For each country in the ROW Territory for which F. Roche fails to provide notice of such election within the time specified above, PDL shall have the sole right to market and sell Daclizumab for that Autoimmune Indication in that country in the ROW Territory in accordance with the provisions of Sections 2B.4(b) and 2B.9.

2B.3    One Time Elections.  It is understood and agreed that for each
Autoimmune Indication in a country in the ROW Territory, if F. Roche does not elect to file for approval under Section 2A.7(a)(iii) or to market and sell, co-promote or co-market under Section 2B.2(a), (b) or (c), as the case may be, for a specified Autoimmune Indication, then F. Roche shall no longer have the right to market and sell, co-promote or co-market Daclizumab in that country in the ROW Territory for that Autoimmune Indication.

2B.4    Booking of Sales, Trademarks, Etc.

(a)     For each Autoimmune Indication, for all countries in the ROW
Territory in which F. Roche is exclusively promoting Daclizumab in that country, or the parties are co-promoting Daclizumab in that country in the ROW Territory, the parties intend (i) that F. Roche shall be responsible at its sole cost for booking all sales of Daclizumab and for distribution of Daclizumab and, subject to Article II-C, that Roche and its Affiliates shall be responsible for manufacturing Daclizumab and (ii) that Daclizumab will be marketed under the trademark "Zenapax" or such other trademark as is selected by F. Roche. In those countries in the ROW Territory in which PDL co-promotes Daclizumab, PDL shall act as a sales agent for F. Roche and shall submit all orders for Daclizumab to F. Roche and its Affiliates.

(b)     For each Autoimmune Indication, for all countries in the ROW
Territory in which PDL is exclusively promoting Daclizumab in that country in the ROW Territory, or the parties are co-marketing Daclizumab in that country in the ROW Territory, the parties intend (i) that each party shall be responsible at its sole cost for booking its own sales of Daclizumab and for its own distribution of Daclizumab, (ii) that manufacturing of Daclizumab will be performed in accordance with Article II-C and (iii) that Daclizumab will be marketed by each party under its own trademark. PDL acknowledges that "Zenapax" is a trademark of F. Roche and its Affiliates and agrees that any PDL trademark for Daclizumab shall be selected using reasonable efforts to avoid a trademark that is confusingly similar to "Zenapax". If one party is manufacturing and selling supplies of Daclizumab to the other party, it shall accept and fill such orders on a non-discriminatory basis relative to accepting and filling orders from its own sales force.

2B.5    Information.  In the event that F. Roche elects to exclusively market and sell Daclizumab for Autoimmune Indications in a Major Country, F. Roche shall provide to PDL regular, and in any event not less than semi-annual, reports to PDL on F. Roche's efforts and plans to market and sell Daclizumab in the Major Countries and on a summary basis for regions outside of the Major Countries.

2B.6    Where F. Roche Promotes Alone.  For each country in the ROW
Territory for which F. Roche has elected pursuant to Section 2B.2 to exclusively market and sell Daclizumab for a specified Autoimmune Indication (or for which PDL has elected not to exercise co-promotion or co-marketing rights if F. Roche has elected one of those options under Section 2B.2), F. Roche shall use commercially reasonable efforts to diligently market and sell Daclizumab for that Autoimmune Indication in that country in the ROW Territory. For each Major Country in the ROW Territory, F. Roche shall propose by November 1 of each year a budget for that country in the ROW Territory to be spent on marketing and sales of Daclizumab for each Autoimmune Indication in the following calendar year, for approval by the JCC (as defined in Section 2B.7(b)) or if no JCC exists, by each of the parties. F. Roche shall deliver a report to PDL by March 31 of each year detailing the level of sales and marketing expenditure for Daclizumab for each Autoimmune Indication during the preceding calendar year for each Major Country in the ROW Territory. [CONFIDENTIAL TREATMENT REQUESTED]

2B.7    Where F. Roche and PDL Co-Promote.

(a) For each country in the ROW Territory for which F. Roche has elected pursuant to Section 2B.2 to co-promote Daclizumab with PDL for a specified Autoimmune Indication, PDL shall notify F. Roche within thirty (30) days after receiving the notice under Section 2B.2 from F. Roche of whether PDL elects to co-promote Daclizumab for that Autoimmune Indication in that country in the ROW Territory. The terms of the co-promotion arrangement shall be negotiated and agreed to promptly after notice from PDL hereunder, but in any event not later than ninety (90) days following delivery of such notice. In any event, such co-promotion arrangement shall assume a sharing of co-promotion, marketing and selling expenses [CONFIDENTIAL TREATMENT REQUESTED], except as may be adjusted pursuant to Section 2B.7(b). If PDL elects not to exercise such co-promotion rights for that Autoimmune Indication in that country in the ROW Territory, then F. Roche shall have the sole right to market and sell Daclizumab for that Autoimmune Indication in that country in the ROW Territory in accordance with Section 2B.6.

(b)     Within thirty (30) days after the first election by F. Roche under
Section 2B.2(b) to co-promote Daclizumab with PDL for an Autoimmune Indication in a country in the ROW Territory, F. Roche and PDL shall form a joint commercialization committee (the "JCC") consisting of two representatives from PDL and two representatives from F. Roche. The JCC shall generally oversee the co-promotion efforts relating to Daclizumab. With respect to such co-promotion efforts, the JCC shall develop a joint marketing plan, including, but not limited to, an operational budget, addressing such issues as training materials, training, sampling, promotional materials, product presentation, professional educational efforts and detailing. In the case in which the JCC determines that it is deadlocked, each party shall thereafter within ten (10) business days designate a representative at the Vice President level or higher to discuss the dispute. The designated representatives shall arrange promptly to meet and discuss in good faith a resolution of the dispute. If the designated representatives are unable to resolve the matter in question within thirty (30) days of the designation of the representatives, then to the extent the matter affects any country in the ROW Territory in which F. Roche is co-promoting Daclizumab for the Autoimmune Indication in question, F. Roche shall have the final decision with respect to activities proposed to be conducted by
F. Roche. Notwithstanding the foregoing, if the deadlock referenced above relates to a budget for co-promotion, then although F. Roche may make the final decision, PDL shall have the right to decrease its [CONFIDENTIAL TREATMENT REQUESTED]

(c) In each country in the ROW Territory for which PDL has elected to co-promote Daclizumab for a specified Autoimmune Indication, PDL and F. Roche shall use commercially reasonable efforts to diligently market and sell Daclizumab for that Autoimmune Indication in that country in the ROW Territory. For each such country in the ROW Territory, the JCC, as provided in Section 2B.7(b), shall mutually agree upon an annual marketing plan by November 1 of each year which shall include a budget for that country in the ROW Territory to be spent on marketing and sales of Daclizumab for that Autoimmune Indication in the following calendar year. Each party shall deliver a report to the other party by March 31 of each year detailing the level of sales and marketing efforts for Daclizumab for that Autoimmune Indication during the preceding calendar year for each such country in the ROW Territory. If either party fails to expend [CONFIDENTIAL TREATMENT REQUESTED] of the agreed upon expenditure by that party for any country in the ROW Territory for two (2) consecutive calendar years, then the other party shall have the option to solely promote Daclizumab in such country in the ROW Territory for that Autoimmune Indication in accordance with Section 2B.6 or 2B.9, as the case may be, by notifying the party failing to meet its expenditure obligations within ninety (90) days after receipt of the report from the other party indicating such failure.

2B.8    Where F. Roche and PDL Co-Market. For each country in the ROW
Territory for which F. Roche has elected pursuant to Section 2B.2 to co-market Daclizumab with PDL for a specified Autoimmune Indication, PDL shall notify F. Roche within thirty (30) days after receiving the notice under Section 2B.2 from F. Roche of whether PDL elects to co-market Daclizumab for that Autoimmune Indication in that country in the ROW Territory. If PDL elects not to exercise such co-marketing rights for that Autoimmune Indication in that country in the ROW Territory, then F. Roche shall have the sole right to market and sell Daclizumab for that Autoimmune Indication in that country in the ROW Territory in accordance with Section 2B.6.

In each country in the ROW Territory for which PDL has elected to co-market Daclizumab for a specified Autoimmune Indication, (a) PDL and F. Roche shall act independently with respect to their own marketing and sales of Daclizumab for that Autoimmune Indication in that country in the ROW Territory, (b) the provisions of Section 2B.4(b) shall apply and (c) PDL shall automatically be granted a nonexclusive license under all Roche Patents, Roche Know-How, PDL Patents and PDL Know-How to the extent required or useful for the purposes of carrying out such PDL marketing and selling activities. F. Roche or its Affiliates will supply commercial supplies of Daclizumab to PDL in accordance with Article II-C. Nothing in this Amended and Restated Agreement shall be deemed to require the parties to share or provide any information in contravention of any applicable law, rule or regulation.

2B.9    Where PDL Promotes Alone. For each country in the ROW Territory for which F. Roche has elected pursuant to Section 2B.2 to allow PDL to exclusively market and sell Daclizumab for a specified Autoimmune Indication, or has not elected to file for marketing approval pursuant to Section 2A.7(a)(iii), or for which the option for PDL to exclusively market and sell Daclizumab pursuant to Section 2B.2, 2B.6 or 2B.7 has been triggered, if PDL then exercises its option to be the sole marketing and selling party in that country in the ROW Territory for that Autoimmune Indication, then PDL shall use commercially reasonable efforts to diligently market and sell Licensed Products for that Autoimmune Indication in that country in the ROW Territory. For each country in the ROW Territory for which PDL has exercised its option to be the exclusive marketing and selling party of Daclizumab for a specified Autoimmune Indication, upon such exercise, (a) the provisions of Section 2B.4(b) shall apply and (b) PDL shall automatically be granted a nonexclusive license under all Roche Patents, Roche Know-How, PDL Patents and PDL Know-How to the extent required or useful for the purposes of carrying out such PDL marketing and selling activities. In addition, F. Roche or its Affiliates will supply commercial supplies of Daclizumab to PDL in accordance with
Article II-C.

II-C.  MANUFACTURING
2C.1    Clinical Supplies.

(a) Supply. Roche and its Affiliates have agreed and shall use commercially reasonable efforts to provide clinical supplies of Daclizumab to PDL for development for Autoimmune Indications in accordance with the 1999 PDL/Roche Agreement. Nothing herein shall be deemed to limit or extend the obligations of Roche and F. Roche and its Affiliates with respect to such efforts.

(b) Formulations. In the event PDL requests Daclizumab in a formulation that F. Roche is not otherwise manufacturing for the Transplant Indications, and F. Roche supplies such form or formulation (rather than only unformulated bulk Daclizumab), PDL shall pay to F. Roche for such supplies an amount equal to F. Roche's Cost of Goods Sold (which shall be zero (0) to the extent provided without charge under the 1999 PDL/Roche Agreement) plus [CONFIDENTIAL TREATMENT REQUESTED] of F. Roche's costs of performing such formulation work. In any event, PDL shall not be obligated to have F. Roche perform such form or formulation work.

2C.2    Commercial Manufacturing.

(a) Supply. Subject to Section 2C.2(b), F. Roche shall use commercially reasonable efforts to ensure supply of requirements for Daclizumab in one of the following forms if neither Roche nor F. Roche manufactures in the formulation desired by PDL for use or sale in the ROW
Territory: (a) finished product form or formulated bulk form, if Roche or F. Roche then manufactures in the formulation desired by PDL, or (b) unformulated bulk form.

(b)     PDL Right to Manufacture.

[CONFIDENTIAL TREATMENT REQUESTED]

(iii) Other Manufacturing Rights. Notwithstanding the foregoing, the parties acknowledge and agree that if PDL exercises its right or obtains the right to manufacture Daclizumab under Section 2.3(c) of the 1999 PDL/Roche Agreement, F. Roche hereby grants and PDL accepts a nonexclusive worldwide license to import, make and have made Daclizumab in the ROW Territory.

(c)     Transfer Pricing.

(i) In the event that PDL has either (A) the exclusive right to make and have made Daclizumab for Autoimmune Indications, or (B) the right to perform formulation, fill and finish work for the final product version of Daclizumab for any indications, PDL shall use commercially reasonable efforts to supply worldwide requirements for Daclizumab for those indications. In such event, PDL shall transfer such Daclizumab to F. Roche at a price calculated as follows:
[CONFIDENTIAL TREATMENT REQUESTED].

(ii) If Roche or F. Roche continues to supply Daclizumab to PDL and PDL is booking sales in any country under this Amended and Restated Agreement, then the parties shall negotiate in good faith to enter into a separate supply agreement which shall provide for a price to PDL calculated as follows:

[CONFIDENTIAL TREATMENT REQUESTED]

For purposes of the foregoing calculation, references to F. Roche shall mean
F. Roche and its Affiliates, as applicable. The supply agreement shall also include procedures for PDL submitting its requirements to Roche or F. Roche for all indications with respect to which PDL has the right to develop, market and sell under this Amended and Restated Agreement. Such procedures shall include PDL providing (a) annual non-binding forecasts of its requirements and
(b) firm purchase commitments a mutally acceptable period, but in any event not less than six (6) months prior to the time the order must be delivered to PDL by Roche or F. Roche.

III.  ROYALTIES ON TRANSPLANT SALES, ETC.
3.1 Royalties on Transplant Sales. Subject to Article III-A, F. Roche agrees to pay PDL royalties on Net Transplant Sales in the ROW Territory according to the schedule and terms set forth below:

(a) Years 1 through 3. Prior to and for the first three (3) years following Initial Commercialization of a particular Licensed Product, F. Roche shall pay PDL royalties on sales of that product at a rate determined by the sum of [CONFIDENTIAL TREATMENT REQUESTED] (such sum, the "Royalty Setting Sales"), with the applicable royalty based on such Royalty Setting Sales determined as follows:

Royalty Setting Sales ($ in
millions)
Royalty Rate


Up to and including
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]
Up to and including
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]
Up to and including
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]


Amount in excess of
[CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]


Over [CONFIDENTIAL TREATMENT
REQUESTED]
[CONFIDENTIAL TREATMENT
REQUESTED]
For purposes of computing aggregate annual worldwide Royalty Setting
Sales, the relevant portion of F. Roche's Net Sales in the ROW Territory will be combined with the relevant portion of the Net Sales of F. Roche's Affiliates and sublicensees for all countries outside of the ROW Territory. This same understanding is being incorporated into the 1999 PDL/Roche Agreement.

(b) Years 4 and Succeeding. For the fourth and each succeeding year following Initial Commercialization, F. Roche shall pay PDL royalties in accordance with the provisions of Section 3.1(a) for Net Transplant Sales in a particular country, provided either (i) the Licensed Product or its method of manufacture (wherever actually manufactured) is covered by a Valid Claim in the country of sale, or (ii) the Licensed Product is manufactured in a country where the method of manufacture is covered by a Valid Claim (together, (i) and (ii) are referred to as the "Patentability Criteria").

Subject to Section 3.2 below, if neither of the Patentability Criteria have been satisfied, then F. Roche shall pay PDL a royalty rate of [CONFIDENTIAL TREATMENT REQUESTED] of the Net Transplant Sales in the country of sale for the duration of this Amended and Restated Agreement or until such time as one of the Patentability Criteria is satisfied, at which time F. Roche shall resume paying PDL royalties at the rates specified in Section 3.1(a) above.

(c)     [CONFIDENTIAL TREATMENT REQUESTED]

(d) Antibodies in the Field Not Provided or Developed by PDL. In consideration of the disclosure to F. Roche of PDL Know-How and cell lines as provided for herein, F. Roche agrees that products incorporating or using Antibodies in the Field which are not provided or developed by PDL shall nevertheless be presumed to utilize PDL Know-How, with such presumption being rebuttable by clear and convincing evidence with respect to sales of such products made in those countries in the European Community, and such presumption being conclusive as between the parties hereto with respect to sales of such products made anywhere else within the ROW Territory. Accordingly, F. Roche shall pay PDL royalties on sales of each such product in the ROW Territory (except for sales with respect to which the above rebuttable presumption has in fact been refuted by F. Roche) for a period of [CONFIDENTIAL TREATMENT REQUESTED] from Initial Commercialization of such product in accordance with the terms of this Section 3.1 or Article III-A, as appropriate, and such sales shall constitute "Net Transplant Sales" if sold for Transplant Indications or "Net Autoimmune Sales" if sold for Autoimmune Indications.

3.2     De Facto Exclusivity.  For purposes of this Article III, the term
"de facto exclusivity" means that F. Roche, together with its Affiliates and sublicensees, controls at least [CONFIDENTIAL TREATMENT REQUESTED] of the market for a particular Licensed Product in a country as measured by unit sales. If neither of the Patentability Criteria have been satisfied and
F. Roche does not enjoy de facto exclusivity for a particular Licensed Product in a particular country at any time after [CONFIDENTIAL TREATMENT REQUESTED] following Initial Commercialization of such Licensed Product, then F. Roche shall pay PDL [CONFIDENTIAL TREATMENT REQUESTED] of the Net Transplant Sales of such Licensed Product in the country of sale until the tenth anniversary of Initial Commercialization, or until F. Roche shall acquire de facto exclusivity for that product or until such time as either of the Patentability Criteria is satisfied (at which time F. Roche shall resume paying PDL royalties at the rates specified in Sections 3.1(a) or (b) above, whichever is applicable). Valid Claims and de facto exclusivity are to be determined on a country-by-country basis.

3.3 Foreign Filing Expenses Credited Against Royalties. F. Roche shall have the right to credit [CONFIDENTIAL TREATMENT REQUESTED] of all Transplant Foreign Filing Expenses (as defined in Section 5.3 below) actually paid to PDL, less credits already taken under the 1989 F. Roche Agreement, against future royalties due to PDL pursuant to this Article III provided that such credits, when added to the offset provided for in Section 3.4 below, may not reduce the royalties to be paid to PDL to less [CONFIDENTIAL TREATMENT REQUESTED] of the amount which would otherwise be due pursuant to Section 3.1 hereof.

3.4     Offset for Third Party Licenses.

(a) If PDL and F. Roche agree in writing that either party must obtain a license from an independent third party in order for F. Roche to manufacture, use or sell a Licensed Product in the ROW Territory and if PDL and F. Roche agree upon the terms of such license ("Third Party License"), then the parties shall [CONFIDENTIAL TREATMENT REQUESTED]. Such cost includes license fees and any other fixed costs associated with the Third Party License as well as any royalties. The parties then shall, within thirty (30) days, reimburse each other in the manner necessary to effect a [CONFIDENTIAL TREATMENT REQUESTED] sharing of such license fees and other fixed costs.

(b)     PDL's share of the royalties portion of the cost of any Third
Party License, shall be (i) accrued against and deducted from any royalties due to PDL from F. Roche pursuant to Sections 3.1, 3.2 and 3A.4 if F. Roche pays the royalties due under the Third Party License to such third party, and
(ii) accrued in favor of and added to any royalties due to PDL from F. Roche pursuant to Sections 3.1, 3.2 and 3A.4 if PDL pays the royalties due under the Third Party License to such third party; provided, however, that this addition or offset shall not cause PDL's royalties to be reduced under the schedule set forth in Section 3.1 to less [CONFIDENTIAL TREATMENT REQUESTED] of Net Transplant Sales in any year, or under Sections 3.1(b) and 3.2 to less [CONFIDENTIAL TREATMENT REQUESTED] if F. Roche has de facto exclusivity and [CONFIDENTIAL TREATMENT REQUESTED] if F. Roche does not have de facto exclusivity, and provided further, that F. Roche's total royalty obligations to PDL under Sections 3.1 and 3.2 when added to those royalties payable to third parties pursuant to Third Party Licenses [CONFIDENTIAL TREATMENT REQUESTED] of Net Transplant Sales in any year.

3.5 Sublicenses. Any Net Sales of an F. Roche sublicensee shall be treated as Net Sales of F. Roche for purposes of royalty payments hereunder. If F. Roche shall grant any sublicenses under this Amended and Restated Agreement, then F. Roche shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Amended and Restated Agreement and F. Roche shall remain responsible to PDL for the performance of any and all terms by such sublicensee. All such sublicenses shall terminate on termination of this Amended and Restated Agreement.

3.6     Royalties upon Termination.  If this Amended and Restated
Agreement is terminated pursuant to Sections 7.2, 7.3 or 7.4 below, F. Roche shall continue to pay PDL any royalties earned pursuant to this Article III or
Article III-A prior to the date of termination and any royalties earned thereafter as a result of sales under Section 7.5.

III-A.  ROYALTIES AFTER AUTOIMMUNE APPROVAL

3A.1    Forecasts.  To the extent permissible under applicable law, F.
Roche shall provide forecast information regarding the estimated sales of Daclizumab for an Autoimmune Indication in the ROW Territory as set forth in this Section 3A.1; provided that if applicable laws prohibit the sharing of such forecast information, the parties shall discuss in good faith an alternative basis for calculating and verifying the Blended Rate (as defined below) applicable for the Forecast Periods (as defined below) in question.

(a) Initial Forecast Period. Within sixty (60) days after the first filing for Regulatory Approval of Daclizumab for an Autoimmune Indication in the ROW Territory by F. Roche or its Affiliates, F. Roche shall provide PDL [CONFIDENTIAL TREATMENT REQUESTED] (the "Initial Forecast Period") of the following:

(i)  if F. Roche expects to elect to make the same election under
Section 2B.2(a), (b) or (c) for all countries of the ROW Territory (including those countries not identified with the Filing Notice), then
F. Roche's best good faith estimate of its expected sales of Daclizumab for the ROW Territory for that Autoimmune Indication for the Initial Forecast Period (it being understood that such stated expectation shall not be binding upon F. Roche), or

(ii)  if F. Roche expects not to elect to make the same election under
Section 2B.2(a), (b) or (c) for all countries of the ROW Territory (including those countries not identified with the Filing Notice), then for each country in the ROW Territory, F. Roche's best good faith estimate of when it would make an election under Section 2B.2 for that Autoimmune Indication, which election it expects to make, and its expected sales of Daclizumab in that country for that Autoimmune Indication for the Initial Forecast Period (it being understood that such stated expectation shall not be binding upon F. Roche); and

(iii) F. Roche's best good faith estimate of its expected total Net Transplant Sales for the ROW Territory and worldwide for all Licensed Products for the Initial Forecast Period (it being understood that such stated expectation shall not be binding upon F. Roche).

(b) Subsequent Forecast Periods. The Initial Forecast Period shall end upon the earliest of
(i) the end of the term specified in Section 3A.1(a),

(ii) the end of the calendar quarter during which Regulatory Approval occurs for a second Autoimmune Indication for which F. Roche has elected to market and sell exclusively, co-promote or co-market Daclizumab under
Section 2B.2(a), (b) or (c), or

(iii) the end of the calendar quarter during which Regulatory Approval occurs in a Major Country for the initial Autoimmune Indication for which F. Roche has elected to market and sell exclusively, co-promote or co-market Daclizumab under Section 2B.2(a), (b) or (c) but had previously not expected to make such election under Section 3A.1(a)(ii).

By way of clarification and without limitation, if F. Roche specifies that it expects to elect in all countries of the ROW Territory pursuant to
Section 3A.1(a)(i), then Section 3A.1(b)(iii) above shall not apply. By way of illustration and without limitation, the following examples illustrate two cases in which a new Blended Rate would apply due to the application of
Section 3(b)(iii):

(A) Example 1. If F. Roche specifies pursuant to a Filing Notice that it expects to elect in Switzerland, France and Germany pursuant to
Section 3A.1(a)(ii) (i.e., for less than all of the Major Countries), and F. Roche receives Regulatory Approval in the United Kingdom (i.e., a Major Country in which F. Roche did not expect to elect to market exclusively, co-market or co-promote), then Section 3A.1(b)(iii) above would apply and the Initial Forecast Period would end as of the date of such Regulatory Approval in the United Kingdom.

(B) Example 2. If F. Roche receives a Filing Notice only for Switzerland and elects to file in Switzerland but specifies that it expects not to make the same election in any or less than all of the Major Countries pursuant to Section 3A.1(a)(ii), and F. Roche thereafter receives Regulatory Approval in a Major Country in which F. Roche did not expect to elect to market exclusively, co-market or co-promote, then
Section 3A.1(b)(iii) above would apply and the Initial Forecast Period would end as of the date of such Regulatory Approval in the first Major Country or in the first Major Country in which F. Roche specified that it would not make the same election as it made in Switzerland, as the case may be.

Each subsequent Forecast Period (as defined below) shall begin upon the end of the immediately preceding Forecast Period and shall end upon the earliest of

(I) the end of [CONFIDENTIAL TREATMENT REQUESTED] quarters after the end of the prior Forecast Period,

(II) the end of the calendar quarter during which Regulatory Approval occurs for the next Autoimmune Indication for which F. Roche has elected to market and sell exclusively, co-promote or co-market Daclizumab under
Section 2B.2(a), (b) or (c) or

(III) the end of the calendar quarter during which F. Roche elects to file for Regulatory Approval in a Major Country for an Autoimmune Indication with respect to which F. Roche has previously elected to market and sell exclusively, co-promote or co-market Daclizumab under
Section 2B.2(a), (b) or (c) in less than all Major Countries.

Each such period and the Initial Forecast Period are referred to as a "Forecast Period".

Within sixty (60) days after the filing by F. Roche or its Affiliates for Regulatory Approval of Daclizumab for an additional Autoimmune Indication in the ROW Territory or for an additional Major Country by F. Roche or its Affiliates (if such a filing is the triggering event of the end of a Forecast Period) or within sixty (60) days prior to the end of the Forecast Period (if it is to end [CONFIDENTIAL TREATMENT REQUESTED] after it began), F. Roche shall provide PDL with its best good faith estimates for the next Forecast Period of the following:

(i) for each Autoimmune Indication for which F. Roche has made an election under Section 2B.2 (a), (b) or (c), if F. Roche expects to elect to make the same election for all countries of the ROW Territory for that Autoimmune Indication, then F. Roche's best good faith estimate of its expected sales of Daclizumab for the ROW Territory for that Autoimmune Indication for the next Forecast Period (it being understood that such stated expectation shall not be binding upon F. Roche), or

(ii) for each Autoimmune Indication for which F. Roche has made an election under Section 2B.2 (a), (b) or (c), if F. Roche expects not to elect to make the same election under Section 2B.2 (a), (b) or (c) for all countries of the ROW Territory, then for each country in the ROW Territory, F. Roche's best good faith estimate of when it would make an election under Section 2B.2 for that Autoimmune Indication (if not already made), which election it expects to make, and its expected sales of Daclizumab in that country for that Autoimmune Indication for the next Forecast Period (it being understood that such stated expectation shall not be binding upon F. Roche), and

(iii) F. Roche's best good faith estimate of its expected total Net Transplant Sales for the Territory and worldwide for all Licensed
Products for the next Forecast Period (it being understood that such stated expectation shall not be binding upon F. Roche).

3A.2 Blended Rate. Together with each forecast by F. Roche delivered under Section 3A.1, F. Roche shall deliver a proposed royalty rate, as well as the basis for its calculation, to be applied to all Net Sales of Licensed Products in the ROW Territory during the corresponding Forecast Period by F. Roche, its Affiliates and sublicensees. Such rate shall take into account the forecasted Net Transplant Sales and the applicable royalty rates under Section 3.1, forecasted Net Autoimmune Sales, Reimbursable Development Costs and applicable royalty rates specified in Section 3A.3. PDL shall notify F. Roche within thirty (30) days after receipt of F. Roche's proposed royalty rate and the basis for its calculation of whether it accepts such rate or not. If PDL disagrees with the proposed rate, the parties each shall submit their proposed rate to an arbiter in accordance with the procedures described in Section 3A.6(c). The royalty rate as accepted by PDL or determined by such arbiter shall be the "Blended Rate" and shall be applied to Net Sales of Licensed Products beginning with the first calendar quarter of the corresponding Forecast Period. For purposes of the calculations hereunder, once F. Roche's obligations to pay royalties to PDL have expired under Section 3.1(c), that component of the calculation of the royalties on Net Transplant Sales for purposes of calculating the Blended Rate shall be deemed to equal zero (0).

3A.3 Royalty Rates. For purposes of calculating the Blended Rate and for performing the reconciliation under Section 3A.7, the following terms and royalty rates shall apply:

(a) Transplant Sales. PDL shall be entitled to royalties on all Net Transplant Sales at the rate calculated in accordance with Section 3.1.

(b) Autoimmune Sales, Development Costs. PDL shall be entitled to reimbursement of and/or credit for the Reimbursable Development Costs by means of a royalty on Net Autoimmune Sales at a higher "initial royalty rate" until all Reimbursable Development Costs have been reimbursed to PDL and thereafter at a "maintenance royalty rate" as described below. In the event that the royalties for any Forecast Period are insufficient to fully reimburse PDL for any and all Reimbursable Development Costs, PDL shall be entitled to a credit in the subsequent Forecast Period for all such unreimbursed amounts. The applicable royalty rates on Net Autoimmune Sales shall depend for each country in the ROW Territory and for each Autoimmune Indication on whether F. Roche markets and sells exclusively or PDL co-promotes or co-markets with F. Roche and shall be determined as follows:

(i) Roche Markets Exclusively or Co-Markets. For each country in the ROW Territory and each Autoimmune Indication, if F. Roche markets and sells exclusively or co-markets Daclizumab with PDL, Net Autoimmune Sales by F. Roche, its Affiliates and sublicensees for that Autoimmune Indication in that country in the ROW Territory shall bear royalties to PDL at an initial royalty rate of fifty percent (50%) and a maintenance royalty rate of thirty-two percent (32%).

(ii) Roche and PDL Co-Promote. For each country in the ROW Territory and each Autoimmune Indication, if F. Roche and PDL co-promote Daclizumab, Net Autoimmune Sales by F. Roche, its Affiliates and sublicensees for that Autoimmune Indication in that country in the ROW Territory shall bear royalties to PDL at an initial royalty rate of fifty percent (50%) and a maintenance royalty rate of forty percent (40%). Such royalty rates assume a sharing of co-promotion expenses of [CONFIDENTIAL TREATMENT REQUESTED] and shall be subject to adjustment in the event of a different allocation between the parties as may be agreed upon in accordance with Section 2B.7(b).

3A.4    Royalty Payments.  Beginning with the calendar quarter in which the first Regulatory Approval occurs for Daclizumab for an Autoimmune Indication in the ROW Territory for which F. Roche or its Affiliates has elected to exclusively promote, co-promote or co-market Daclizumab, F. Roche shall pay royalties to PDL on all Net Sales of Licensed Products in the ROW Territory at the Blended Rate, rather than at the rates specified in Article III, except as adjusted pursuant to Section 3.4. F. Roche shall provide quarterly reports in accordance with the procedures outlined in Article IV.

3A.5    Reimbursable Development Costs.  With respect to each Autoimmune
Indication, within thirty (30) days after the date of the first filing by F. Roche of an application for Regulatory Approval for that Autoimmune Indication in a Major Country, PDL shall provide F. Roche with the amount of PDL Development Costs through the filing date for Regulatory Approval for that Autoimmune Indication and for all other Autoimmune Indications to the extent not previously reimbursed by F. Roche. A portion of such costs ("Reimbursable Development Costs") as calculated below shall be taken into account in setting the Blended Rate pursuant to Section 3A.2, and shall be reimbursed to PDL through the payments to be made to PDL pursuant to Section 3A.4. The Reimbursable Development Costs shall be calculated by the formula [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

3A.6    Records.  PDL agrees to keep and cause its Affiliates and third parties acting on its behalf to keep full, clear and accurate records of the Reimbursable Development Costs until reimbursed to PDL pursuant to Article III-A, but in any event for a period of at least three (3) years or such longer period as may coincide with PDL's internal record policy. PDL further agrees to permit such books and records to be examined by an independent accounting firm selected by F. Roche from time to time to the extent necessary to verify the PDL Development Costs. Unless F. Roche obtains the prior written consent of PDL, such accounting firms must be selected from among the five (5) largest accounting firms in the Major Countries. Such examination is to be made at the expense of F. Roche, except in the event that the results of the audit reveal a discrepancy in favor of PDL of [CONFIDENTIAL TREATMENT REQUESTED] or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by PDL.

3A.7  Periodic Adjustment and Reconciliation.

(a)     Within forty-five (45) days following the end of each Forecast
Period (including the Initial Forecast Period), F. Roche shall provide PDL with a written summary ("Proposed Allocation") covering for the ROW Territory and for the entire immediately preceding Forecast Period the following:

(i)  Total Sales and Net Sales,

(ii) the total Reimbursable Development Costs that has been reimbursed to PDL through the Blended Rate royalty payments,

(iii) Net Transplant Sales by year and the applicable royalties that would have applied as calculated under Article III,

(iv) Net Autoimmune Sales by country in the ROW Territory and by Autoimmune Indication, and the applicable royalties that would have applied in accordance with Section 3A.3,

(v) royalties paid by F. Roche and PDL under Third Party Licenses pursuant to Section 3.4,

(vi) the total royalties (i.e., the sum of clauses (iii) and (iv) above) that otherwise would have been due to PDL for the Forecast Period for Net Sales of Licensed Products in the ROW Territory, and the difference of such amount less the actual royalties paid to PDL for the Forecast Period through use of the Blended Rate pursuant to Section 3A.4 (the "Reconciliation Amount"), and

(vii) any additional information F. Roche has available and may be reasonably required or useful to determine the proposed allocation.

PDL shall have a period of sixty (60) days after receipt to review F.
Roche's Proposed Allocation. During the review period, qualified representatives of PDL and F. Roche shall consult with one another to address any questions regarding the preparation and detail of the summaries provided pursuant to this Section 3A.7(a).

(b)  PDL Agreement.  If PDL does not object to F. Roche's Proposed
Allocation within such sixty (60)-day period, then F. Roche shall, within ten
(10) business days following the earlier of (i) confirmation from PDL that it does not object to the F. Roche Proposed Allocation or (ii) the expiration of the sixty (60)-day period, prepare a final reconciliation of Total Sales for the Forecast Period in question, including the information listed in Section 3A.6(a). If the Reconciliation Amount is positive, such final reconciliation shall be accompanied by payment of the Reconciliation Amount to PDL. If the Reconciliation Amount is negative, then F. Roche shall be entitled to a credit equal to the Reconciliation Amount against future royalty payments to PDL, provided that such credits, when added to any other offsets under this Amended and Restated Agreement, may not reduce the royalties to be paid to PDL in any period to less than [CONFIDENTIAL TREATMENT REQUESTED] of the royalties which would otherwise be due to PDL for the Forecast Period. All Reimbursable Development Costs not reimbursed to PDL for the applicable Forecast Period shall be carried over to the subsequent Forecast Period and shall be taken into account in calculating the Blended Rate for the subsequent Forecast Period.

(c)  PDL Disagreement.  If PDL objects to F. Roche's Proposed
Allocation, then PDL shall reply in writing specifying its objection and PDL's estimate of the appropriate allocation. Within ten (10) business days of the written notice from PDL, each of the parties shall designate a representative at the Vice President level or higher to discuss the disputed allocation. The designated representatives shall arrange promptly to meet and discuss in good faith a resolution of the dispute. If the designated representatives are unable to resolve the matter in question within thirty (30) days of the designation of the representatives, then PDL shall have thirty (30) days thereafter to notify F. Roche that it elects to have the matter submitted to determination and/or audit by an independent third party (i.e., such third party has not had a financial or other relationship with either party during the preceding five (5) years) who is knowledgeable about marketing and sales of pharmaceutical products in the transplant and/or Autoimmune Indications and may also be an auditing organization ("Allocation Arbiter") and selected by the parties' designated representatives. If the designated representatives are unable to agree on an Allocation Arbiter within thirty (30) days of the notification from PDL hereunder, the representatives shall each submit a list of up to five (5) individuals whom the representative believes meets the criteria set forth above to the Administrator of the American Arbitration Association ("AAA Administrator") in accordance with the AAA International Rules of Arbitration and the AAA shall select an individual from the lists presented. The AAA Administrator shall select an individual from one of the lists to serve as the Allocation Arbiter and such selection shall be binding upon the parties.

If PDL fails to so notify F. Roche, then PDL shall be deemed to have agreed to F. Roche's Proposed Allocation and the parties shall proceed in accordance with Section 3A.6(b). If PDL elects to submit the matter to the Allocation Arbiter, each of the parties shall submit to and/or provide access to the Allocation Arbiter all books and records of a party (including any relevant surveys that may be conducted by or for a party for submission hereunder) that the Allocation Arbiter deems reasonably required in order to make a determination regarding the allocation hereunder. Such examination and/or audit is to be made confidentially and at the expense of PDL, except in the event that the Allocation Arbiter's determination reveals that F. Roche's Proposed Allocation understated Net Sales or Net Autoimmune Sales by [CONFIDENTIAL TREATMENT REQUESTED] or more, then the expense of the examination and/or audit shall be paid by F. Roche. The determination of the Allocation Arbiter shall be final and binding on both parties for the Forecast Period in question.

Within ten (10) business days following the resolution of any disagreement regarding F. Roche's Proposed Allocation as provided under this
Section 3A.6(c), F. Roche shall prepare a final reconciliation of Total Sales for the Forecast Period in question, including the information listed in
Section 3A.6(a). If the Reconciliation Amount is positive, such final reconciliation shall be accompanied by payment of the Reconciliation Amount to PDL. If the Reconciliation Amount is negative, then F. Roche shall be entitled to a credit equal to the Reconciliation Amount against future royalty payments to PDL, provided that such credits, when added to any other offsets under this Amended and Restated Agreement, may not reduce the royalties to be paid to PDL in any period to less than [CONFIDENTIAL TREATMENT REQUESTED] of the total royalties which would otherwise be due to PDL. All Reimbursable Development Costs not reimbursed to PDL for the applicable Forecast Period shall be carried over to the subsequent Forecast Period and shall be taken into account in calculating the Blended Rate for the subsequent Forecast Period.

3A.7    Royalties to F. Roche.

(a) Royalty Rate. In the event that PDL obtains rights under this Amended and Restated Agreement to co-market with F. Roche or to exclusively market and sell Daclizumab for specified Autoimmune Indications in any countries in the ROW Territory, PDL shall pay F. Roche royalties on PDL Net Sales of Daclizumab in those countries at a rate of eight percent (8%).

(b) Other Royalty Terms. In the event that PDL becomes obligated to pay royalties to F. Roche as provided in Section 3A.7(a), then the provisions of Sections 3.4 (Offset for Third Party Licenses), 3.5 (Sublicenses), and 3.6 (Royalties upon Termination), and Article IV (Accounting and Payments) shall be applied to such royalty payment obligation, with such changes as are necessary to reflect that PDL would be the paying party and that PDL shall be entitled to make calculations and payments in U.S. Dollars. If such event occurs, the parties shall attempt for convenience to restate such provisions and attach them to this Amended and Restated Agreement.

3A.8    [CONFIDENTIAL TREATMENT REQUESTED]

IV.  ACCOUNTING AND PAYMENTS
4.1 Royalty Payments and Reports. Until such time as the first exercise of its rights pursuant to Section 2B.2, F. Roche shall make royalty payments and written reports to PDL within forty-five (45) days after June 30 and December 31 of each year covering all sales of Licensed Products by F. Roche, its Affiliates or sublicensees for which invoices were sent during such semi-annual period. Effective as of the first quarter following a semi-annual period in which F. Roche first exercises its rights pursuant to Section 2B.2,
F. Roche agrees to make royalty payments and written reports to PDL within forty-five (45) days after the end of each calendar quarter covering all sales of Licensed Products by F. Roche, its Affiliates or sublicensees for which invoices were sent during such calendar quarter (provided that the first quarter for which this occurs, such report shall cover all sales since the last semi-annual report). Until such time as Section 3A.4 applies, each report shall state:

(a) for Licensed Products disposed of by sale, the quantity, description, country(ies) of manufacture and sale, Net Sales, GIP and the deductions pursuant to Section 1.7 by which such GIP is reduced to Net Sales,

(b) for Licensed Products disposed of other than by sale, the quantity, description, country(ies) of manufacture and disposition, and nature of the disposition, and

(c) the calculation of royalties due to PDL for such period pursuant to Section 1.7 and Article III hereof.

After such time as Section 3A.4 applies, each report shall state:
(a) for Licensed Products disposed of by sale, the quantity and description of Licensed Products, Total Sales, Net Sales, and details of the calculation of such numbers by country in the ROW Territory,

(b) if known or if estimates exist within F. Roche, Net Transplant Sales and Net Autoimmune Sales

(c) for Licensed Products disposed of other than by sale, the quantity, description, and nature of the disposition, and

(d) the calculation of Reimbursable Development Costs and royalties due to PDL for such quarter pursuant to Article III-A.

Subject to Section 11.9, the information contained in each such report shall be considered confidential and PDL agrees not to disclose such information to any third party except as may be required by law. Concurrent with the making of each quarterly report, F. Roche shall include payment due PDL of royalties for the calendar quarter covered by such report.

It is understood that pursuant to this provision, only one royalty shall be payable on a given unit of Licensed Product disposed of under this Amended and Restated Agreement. In the case of transfers or sales of any Licensed Product between Roche, F. Roche or an Affiliate or sublicensee of Roche or F. Roche, only one royalty payment shall be due, and such royalty shall be payable with respect to the sale of such Licensed Product to an independent third party not an Affiliate of the seller.

4.2 Termination Report. Roche also agrees to make a written report to PDL within ninety (90) days after the date on which Roche, F. Roche or their Affiliates or sublicensees last sell a Licensed Product, stating in such report the same information called for in each quarterly report by Section 4.1 for all Licensed Products and Combination Products made, sold or otherwise disposed of and upon which were not previously reported to PDL.



4.3 Accounting. F. Roche agrees to keep full, clear and accurate records for a period of at least [CONFIDENTIAL TREATMENT REQUESTED] years, or such longer period as may coincide with F. Roche's internal records retention policy, setting forth the manufacturing, sales and other disposition of Licensed Products and Combination Products sold or otherwise disposed of under the license herein granted in sufficient detail to enable royalties payable to PDL hereunder to be determined. F. Roche further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL from time to time to the extent necessary to verify reports provided for in Sections 4.1 and 4.2 above. Unless PDL obtains the prior written consent of
F. Roche, such accounting firms must be selected from among the five largest U.S. accounting firms. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal a discrepancy in favor of F. Roche of [CONFIDENTIAL TREATMENT REQUESTED] or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by F. Roche.

4.4     Methods of Payments.

(a) All payments due to PDL under this Amended and Restated Agreement shall be paid in U.S. dollars by wire transfer to a bank in the U.S. designated in writing by PDL. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows :

        (i) when calculating the Total Sales and Net Sales, the amount of such sales in foreign currencies shall be converted into Swiss Francs at the average rate of exchange at the time for the applicable calendar quarter for the countries concerned in accordance with F. Roche's then current standard practices (which practices shall be reasonably documented in the report with respect to which such conversion applies),

        (ii) when converting the royalties on Net Sales calculated in Swiss Francs, the conversion shall be at the average rate of the Swiss Franc to the
U. S. dollars at the time for the applicable calendar quarter in accordance with F. Roche's then current standard practices (which practices shall be reasonably documented in the report with respect to which such conversion applies), and

        (iii) in the case of sales by sublicensees, using the exchange rates provided for in the written agreements between the sublicensee and F. Roche (which rates shall be reasonably documented in the report with respect to which such conversion applies).

        (b) All payments due from PDL to F. Roche under this Amended and Restated Agreement shall be paid in U.S. dollars by wire transfer to a bank designated in writing by F. Roche. If any currency conversion shall be required in connection with payments by PDL to F. Roche, such conversion shall be made (i) by using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last five (5) business days of each calendar quarter, or any other source otherwise agreed upon in writing by the parties, and (ii) in the case of sales by sublicensees, using the exchange rates provided for in the written agreements between the sublicensee and PDL (which rates shall be reasonably documented in the report with respect to which such conversion applies).

4.5 Withholding Taxes. If law or regulation requires the withholding of any taxes due by F. Roche's Affiliates or sublicensees on Net Sales by such Affiliates or sublicensees in a given country in the ROW Territory, the parties shall confer regarding possible alternative arrangements to lawfully avoid such withholding. If, between a country in the ROW Territory and any other place as designated, a treaty for the avoidance of double taxation is in force and such treaty reduces or eliminates the withholding of any taxes otherwise due on royalties payable from such country, PDL may (but shall not be obligated to) request a direct remittance of royalties to PDL at such place that PDL may designate hereunder. If the parties are unable to formulate or agree upon action to lawfully avoid withholding, then the parties agree [CONFIDENTIAL TREATMENT REQUESTED] of such taxes shall be applied to reduce the Net Sales amount for sales of Licensed Products in such country. Notwithstanding the foregoing, F. Roche shall be solely responsible for any withholding of taxes due on royalties payable from Japan and the countries of the European Community.

All amounts owed under this Amended and Restated Agreement shall be paid net of all applicable taxes, fees, and other charges, excluding only taxes on
a party's income.    Any taxes on payments due hereunder which PDL or any of
its Affiliates or sublicensees shall be required by law to withhold or pay on remittance of the royalty payments shall be deducted from the royalty payable to F. Roche. In such event, PDL shall furnish to the recipient copies of all official receipts for such taxes and provide reasonable assistance in obtaining a refund or credit for such taxes withheld.

4.6 Currency Transfer Restrictions. If in any country in the ROW Territory the payment or transfer of royalties on Net Sales in such country is prohibited by law or regulation, the parties hereto shall confer regarding the terms and conditions on which Licensed Products shall be sold in such countries, including the possibility of payment of royalties to PDL in local currency to a bank account in such country or the re-negotiation of royalty rates and terms for such sales. However, PDL shall be under no obligation to accept terms and conditions other than those set forth herein, and if the parties do not reach an alternative agreement then F. Roche shall either
(a) remain responsible for royalties payable to PDL with respect to Net Sales in such countries, or (b) cease sales in such countries, which shall not be deemed a breach by F. Roche of its due diligence obligations under Section 5.1 below.

V.  CERTAIN COVENANTS OF F. ROCHE

5.1 Diligence. From and after the Signing Date, F. Roche shall use reasonable diligence in proceeding with registering, marketing and selling Licensed Products within the ROW Territory. Reasonable diligence as used in this Amended and Restated Agreement shall mean the same standard of effort used by F. Roche in registering, marketing and selling its own protein-based products which must receive Regulatory Approval. The parties acknowledge that
F. Roche does not register, market and sell its own protein-based products in every country within the ROW Territory, and it is understood that the exercise by F. Roche of reasonable diligence is to be determined by judging its efforts in the ROW Territory taken as a whole. Notwithstanding the foregoing sentence, if F. Roche elects to proceed with a registration in any country in the ROW Territory pursuant to Section 2A.7, then F. Roche shall proceed with reasonable diligence in filing for Regulatory Approval for the specified Autoimmune Indication in that country in the ROW Territory. Further, if F. Roche elects to market Daclizumab for an Autoimmune Indication, either exclusively or as a co-promotion or co-marketing arrangement with PDL, then F. Roche shall not position Daclizumab vis a vis its other products to the detriment of sales of Daclizumab. If F. Roche fails to exercise such diligence, PDL may terminate this Amended and Restated Agreement and
F. Roche's rights hereunder pursuant to Section 7.4 below.

5.2     Initial ROW Territory Review.

(a) Initial Review. Promptly following the Signing Date, F. Roche will review its plans for obtaining marketing approvals and launching Daclizumab for Transplant Indications in the countries of the ROW Territory. For any countries in which F. Roche does not have definite plans, supported by ongoing activities to carry out those plans, both to obtain Regulatory Approval and to launch Daclizumab for Transplant Indications, F. Roche will notify PDL within sixty (60) days after the Signing Date of the identity of such countries and, with respect to each such country, whether F. Roche elects (i) to return all rights to Daclizumab to PDL for all indications, or (ii) to seek a sublicensee of F. Roche's rights to Daclizumab. For each country for which F. Roche elects to seek a sublicensee, if F. Roche has not entered into a sublicense agreement for Daclizumab for that country within[CONFIDENTIAL TREATMENT REQUESTED] after the Signing Date, all rights to Daclizumab for all indications in that country in the ROW Territory shall then immediately and automatically revert to PDL.

(b)  Ongoing Review.  For any countries in the ROW Territory for which
F. Roche determines in its review pursuant to Section 5.2(a) that it has specific plans, supported by ongoing activities to carry out those plans, to obtain Regulatory Approval and to launch Daclizumab for Transplant Indications, if F. Roche subsequently determines not to carry out such plans or ceases to actively carry out the activities necessary to achieve such plans, then F. Roche shall promptly notify PDL, with respect to such country(ies) of whether it elects (i) to return all rights to Daclizumab to PDL for all indications, or (ii) to seek a sublicensee of F. Roche's rights to Daclizumab. For each country in the ROW Territory for which F. Roche elects to seek a sublicensee, if F. Roche has not entered into a sublicense agreement for Daclizumab for that country within six (6) months after such notice to PDL, all rights to Daclizumab for all indications in those countries in the ROW Territory shall then immediately and automatically revert to PDL.

(c) Reversion to PDL. For each country in the ROW Territory for which all rights to Daclizumab have been returned or reverted to PDL pursuant to this Section 5.2, PDL shall thereafter have the exclusive right to use, market and sell Daclizumab for all indications in that country in the ROW Territory, including the right to sublicense such rights to a sublicensee of PDL's choice without any further compensation to F. Roche, subject to F. Roche's consent, which shall not be unreasonably withheld or delayed. Manufacturing and supply of Daclizumab to PDL and regulatory matters shall be governed by Article II-C and Section 2A.6 of this Amended and Restated Agreement in the same manner as intended for countries in the ROW Territory in which PDL would obtain the exclusive right to market and sell Daclizumab for Autoimmune Indications.

5.3 Reimbursement for Costs of Patent Applications for Transplant Indications. For purposes of Sections 5.3 and 5.4, references to ROW Territory shall also include Canada, including its territories and possessions.

(a)     Right to Reimbursement.  In any country in the ROW Territory
F. Roche agrees to reimburse PDL for all ex parte out-of-pocket expenses incurred by PDL after January 31, 1989 in connection with the prosecution and maintenance in the ROW Territory of patent applications and patents included within the PDL Patents or Joint Roche-PDL Patents for which PDL has made or makes filings with respect to Transplant Indications pursuant to Article IX of the 1999 PDL/Roche Agreement ("Transplant Foreign Filing Expenses"). F. Roche shall make such payments to PDL no less frequently than semi-annually, within thirty (30) days after submission by PDL of a reasonably itemized statement of such expenses incurred by PDL during the relevant six-month period. Notwithstanding the foregoing, F. Roche shall not be obligated to reimburse PDL for such Transplant Foreign Filing Expenses exceeding an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] in any calendar year.

(b) Consultation. Prior to the filing of a patent application for Transplant Indications in the ROW Territory, PDL shall inform F. Roche concerning such proposed filing and shall consult with F. Roche concerning the proposed filing procedures, including specifically the determination of the scope of any such patent and the countries in which such application is to be filed. PDL shall regularly advise F. Roche of any substantial action or development in the prosecution of its patent applications and patents related to Transplant Indications in the ROW Territory, in particular of the question of scope of, the issuance of, the rejection of, or an opposition to any respective patent application or patent. In any event, all patent applications filed prior to the Signing Date pursuant to Section 5.02 of the 1989 F. Roche Agreement shall be considered filings with respect to Transplant Indications.

(c) Credit. F. Roche shall be entitled to a credit for Transplant Foreign Filing Expenses against royalties payable hereunder as provided in
Section 3.3 hereof.

5.4     Reimbursement for Costs of Patent Applications for Autoimmune
Indications.

(a) Accrual. PDL shall be responsible for all ex parte out-of-pocket expenses incurred by PDL after the Signing Date in connection with the prosecution and maintenance in the ROW Territory of patent applications and patents included within the PDL Patents or Joint Roche-PDL Patents for which PDL makes filings with respect to Autoimmune Indications pursuant to
Article IX of the 1999 PDL/Roche Agreement ("Autoimmune Foreign Filing Expenses"), which Autoimmune Foreign Filing Expenses shall be calculated as the sum of the following amounts:

(i) if such Autoimmune Foreign Filing Expenses are applicable to PDL Patents or Joint Roche-PDL Patents with claims that cover an Autoimmune Indication with respect to which F. Roche elects either 2B.2(a), (b) or
(c), then PDL shall be entitled to reimbursement of [CONFIDENTIAL TREATMENT REQUESTED] of all ex parte out-of-pocket expenses incurred by PDL with respect to those patents and patent applications (to the extent not previously reimbursed); plus

(ii) if such Autoimmune Foreign Filing Expenses are applicable to PDL Patents or Joint Roche-PDL Patents with claims that cover an Autoimmune Indication with respect to which F. Roche has not yet elected either 2B.2(a), (b) or (c), then PDL shall be entitled to reimbursement of [CONFIDENTIAL TREATMENT REQUESTED] of all ex parte out-of-pocket expenses incurred by PDL with respect to those patents and patent applications (to the extent not previously reimbursed); plus

(iii) if such Autoimmune Foreign Filing Expenses are applicable to PDL Patents or Joint Roche-PDL Patents with claims that cover an Autoimmune Indication with respect to which F. Roche has notified PDL in writing that it will not elect either 2B.2(a), (b) or (c), then PDL shall be entitled to no reimbursement of ex parte out-of-pocket expenses incurred by PDL with respect to those patents and patent applications.

(b) Reimbursement Following Election. Following reimbursement to PDL pursuant to Section 3A.5 for an Autoimmune Indication with respect to which F. Roche elects either 2B.2(a), (b) or (c), PDL shall be reimbursed on an ongoing basis one hundred percent (100%) of all ex parte out-of-pocket expenses incurred by PDL with respect to prosecution and maintenance of the PDL Patents or Joint Roche-PDL Patents containing claims that cover that Autoimmune Indication. PDL shall invoice F. Roche for such amounts on a quarterly basis and payment from F. Roche shall be made to PDL within thirty (30) days of receipt of invoice from PDL.

(c) Limit on Reimbursement to PDL. In any event, F. Roche shall not be obligated to reimburse PDL pursuant to Sections 5.4 (a) or (b) for any Autoimmune Foreign Filing Expenses exceeding an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] in any calendar year.

(d) PDL Control. PDL shall have full control over the strategy and decisions with respect to the filing of any patent applications and patents related to Autoimmune Indications in the ROW Territory. F. Roche agrees to cooperate with and reasonably assist PDL in the preparation of any patent applications and the maintenance of any patents. If F. Roche elects any of its rights pursuant to Section 2B.2(a), (b) or (c), PDL shall regularly advise
F. Roche of any substantial action or development in the prosecution of its patent applications and patents related to Transplant Indications in the relevant countries in the ROW Territory, in particular advising F. Roche of the scope of, the issuance of, the rejection of, or an opposition to any respective patent application or patent related to Autoimmune Indications with respect to which F. Roche has exercised its rights.

VI.  OWNERSHIP OF TECHNOLOGY

6.1 PDL Technology. Ownership of the PDL Know-How and PDL Patents shall remain vested at all times in PDL. Notwithstanding the provisions of
Section 2.1, PDL expressly reserves under this Amended and Restated Agreement
(i) all rights to use the PDL Know-How, PDL's rights under any Joint Roche-PDL Patents and PDL Patents to make, have made, use and sell anywhere in the world all products not within the Field, and (ii) the right to use the PDL Know-How, PDL's rights under any Joint Roche-PDL Patents and PDL Patents for PDL's internal research purposes in the Field, and as specified in Sections 2.3 and 2.4.

6.2 Joint Inventions and Joint Roche-PDL Patents. Ownership of Joint Inventions and Joint Roche-PDL Patents shall be vested jointly in PDL and F. Roche. Except as expressly provided in this Amended and Restated Agreement, F. Roche shall have the exclusive right within the Territory during the term of this Amended and Restated Agreement to make, have made, use or sell any Joint Invention in the Field under any Joint Roche-PDL Patent. In any event, both parties shall have the nonexclusive right within the Territory during the term of this Amended and Restated Agreement to make, have made, use or sell any Joint Invention outside the Field under any Joint Roche-PDL Patent, and neither party shall be obligated to account to the other. Upon the expiration or termination of this Amended and Restated Agreement, both parties shall have the nonexclusive right to make, have made, use or sell any Joint Invention under any Joint Roche-PDL Patent without restriction and without any obligation to account to the other party. Notwithstanding the foregoing or the provisions of Section 2.1, PDL expressly reserves the right to use any Joint Invention under any Joint Roche-PDL Patent for PDL's internal research purposes in the Field, and as specified in Sections 2.3 and 2.4.
6.3 F. Roche Inventions. PDL hereby acknowledges that this Amended and Restated Agreement does not grant PDL any ownership rights in the F. Roche Inventions. F. Roche hereby confirms the rights of PDL to certain contingent license grants to Roche Patents, Roche's rights under Joint Roche-PDL Patents and Roche Know-How as provided in this Amended and Restated Agreement.

VI-A.  ENFORCEMENT OF PATENTS

6A.1    Sole Patents.

(a) In the event of any action against a third party for infringement of any claim in any issued patent in the ROW Territory within the Sole PDL Patents or Sole Daclizumab Roche Patents, as the case may be, or the institution by a third party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer. PDL shall have the right, but shall not be obligated, to prosecute such actions or to defend such proceedings involving the Sole PDL Patents at its own expense, in its own name and entirely under its own direction and control. F. Roche shall have the right, but shall not be obligated, to prosecute such actions or to defend such proceedings involving the Sole Daclizumab Roche Patents, at its own expense, in its own name and entirely under its own direction and control.

(b) If a party with the first right hereunder elects not to prosecute any action for infringement or to defend any proceeding for revocation of any claims in any issued patent in the ROW Territory within the Sole PDL Patents or Sole Daclizumab Roche Patents, as the case may be, within ninety (90) days of being requested by the other party to do so, the other party may prosecute such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control.

(c) In any event, the party bringing an action ("acting party") pursuant to this Section 6A.1 shall solicit, and seriously consider in good faith the non-acting party's input with respect to all material aspects of such action, including without limitation, the development of the litigation strategy and the execution thereof. In furtherance and not in limitation of the foregoing, the acting party shall keep the other party promptly and fully informed of the status of any such action, and the non-acting party shall have the right to review and comment upon the acting party's activities related thereto.

(d) Each party will reasonably assist the acting party in any such action or proceeding being prosecuted or defended by the acting party, if so requested by the acting party or required by law. The acting party will pay or reimburse the assisting party for all costs, expenses and liabilities which the assisting party may incur or suffer in affording assistance to such actions or proceedings. No settlement of any such action or defense which restricts the scope or affects the enforceability of PDL Know-How or Sole PDL Patents may be entered into by either PDL or F. Roche without the prior consent of the other party hereto, which consent, in the case of F. Roche shall not be unreasonably withheld and in the case of PDL may be withheld in PDL's sole and absolute discretion. No settlement of any such action or defense which restricts the scope or affects the enforceability of Roche Know-How or Sole Daclizumab Roche Patents may be entered into by either PDL or F. Roche without the prior consent of the other party hereto, which consent, in the case of PDL shall not be unreasonably withheld and in the case of F. Roche may be withheld in F. Roche's sole and absolute discretion.

(e) If either party elects to prosecute an action for infringement or to defend any proceedings for revocation of any claims pursuant to this
Section 6A.1 and subsequently ceases to continue or withdraws from such action or defense, it shall forthwith so notify the other party in writing and the other party may substitute itself for the withdrawing party and the parties' respective rights and obligations under this Section 6A.1 shall be reversed.

6A.2    Joint Roche-PDL Patents.  In the event of any action against a third party for infringement of any claim in any issued patent in the ROW Territory within the Joint Roche-PDL Patents, or the institution by a third party of any proceedings for the revocation of any such claim, each party will notify the other promptly and, following such notification, the parties shall confer to determine whether either or both parties shall control the prosecution or defense of such action or proceeding and who shall bear the costs thereof. If the parties are unable to reach agreement within ninety
(90) days of the notification referred to above, then each party shall have the right to bring such action or defend such proceeding at its own expense, in its own name and entirely under its own direction and control; provided, however, that if both parties elect to prosecute or defend, each party shall bear its own expenses but both parties shall have equal control over such prosecution or defense. No settlement of any action or defense which restricts the scope or affects the enforceability of Joint Roche-PDL Patents may be entered into by either PDL or F. Roche without the prior consent of the other party hereto, which consent shall not be unreasonably withheld. In any event, the party bringing an action ("acting party") pursuant to this Section 6A.2 shall solicit, and seriously consider in good faith the other party's input with respect to all material aspects of such action, including without limitation, the development of the litigation strategy and the execution thereof. In furtherance and not in limitation of the foregoing, the acting party shall keep the other party promptly and fully informed of the status of any such action, and the other party shall have the right to review and comment upon the acting party's activities related thereto.

6A.3    Distribution of Proceeds.  In the event either party exercises the rights conferred in Section 6A.1 or 6A.2 hereof, and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered, shall first be applied to all costs and expenses connected therewith including reasonable attorneys' fees, necessarily involved in the prosecution and/or defense of any suit or proceeding, and if after such reimbursement any funds shall remain from such damages or other sums recovered, said recovery shall belong to the party exercising its rights; provided, however, that any remaining recovery by shall be shared [CONFIDENTIAL TREATMENT REQUESTED].

6A.4    Defense of Infringement Actions.

(a) F. Roche shall defend at its own cost any infringement suit that may be brought against PDL or F. Roche on account of the development, manufacture, production, use or sale of any Licensed Product by F. Roche in the ROW Territory, and shall indemnify and save PDL harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys' fees and cost, which may be incurred by PDL therein or in settlement thereof. Any and all settlements which restrict the scope or enforceability of PDL Know-How or PDL Patents must be approved by PDL in its sole and absolute discretion before execution by F. Roche. Any and all settlements which restrict the scope or enforceability of Joint Roche-PDL Patents must be approved by PDL before execution by F. Roche, such approval not to be unreasonably withheld. PDL shall not be required to approve any settlement which does not include as a condition thereof the granting to PDL of a full and unconditional release of claims.

(b) PDL shall defend at its own cost any infringement suit that may be brought against F. Roche or PDL on account of the development, manufacture, production, use or sale of Daclizumab in the ROW Territory by PDL, and shall indemnify and save F. Roche harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys' fees and cost, which may be incurred by F. Roche therein or in settlement thereof. Any and all settlements which restrict the scope or enforceability of Roche Know-How or Roche Patents must be approved by F. Roche in its sole and absolute discretion before execution by PDL. Any and all settlements which restrict the scope or enforceability of Joint Roche-PDL Patents must be approved by F. Roche before execution by PDL, such approval not to be unreasonably withheld. F. Roche shall not be required to approve any settlement which does not include as a condition thereof the granting to F. Roche of a full and unconditional release of claims. F. Roche will use commercially reasonable efforts to avoid knowingly infringing any patents of third parties in F. Roche's design of the cell lines that may be delivered to PDL hereunder, and F. Roche will inform PDL of any such potential infringement promptly upon F. Roche's becoming aware of such potential infringement.

6A.5    Right to Counsel.  Each party to this Amended and Restated
Agreement shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other for infringement, under the terms of this Amended and Restated Agreement.

6A.6    Coordination.  Each party acknowledges and agrees that the efforts of the parties under this Article VI-A shall take into consideration the efforts and responsibilities of PDL and Roche under the 1999 PDL/Roche Agreement.

VII.  TERM AND TERMINATION

7.1     Term.  Unless earlier terminated pursuant to the terms of this
Article VII, this Amended and Restated Agreement shall remain in effect until the date of expiration of all payment obligations, including royalties and reimbursement amounts, under Article III and Article III-A, at which time all the rights and licenses granted under this Amended and Restated Agreement shall become irrevocable and fully-paid. Upon the expiration of this Amended and Restated Agreement pursuant to this Section 7.1, if it is not otherwise terminated pursuant to this Article VII, (a) in each country in which F. Roche at the time of expiration has rights to Licensed Products hereunder, PDL shall grant to F. Roche a nonexclusive, royalty-free license to use the PDL Know-How, PDL's rights under any Joint Roche-PDL Patents and PDL Patents and cell lines delivered by PDL pursuant to the 1989 and 1999 PDL/Roche Agreements, but only to the extent necessary to make, have made, use and sell Licensed Products for the indications with respect to which F. Roche has rights in countries in the ROW Territory as of the expiration date; and (b) in each country in which PDL at the time of expiration retains rights to Daclizumab or other Licensed Products hereunder, F. Roche hereby grants to PDL a nonexclusive, fully-paid license under the Roche Patents, Roche Know-How, and
F. Roche's rights under any Joint Roche-PDL Patents and Joint Inventions but only to the extent necessary to make, have made, use and sell Daclizumab or other such Licensed Products in with respect to which PDL has rights in countries in the ROW Territory as of the expiration date.

7.2 Termination by Mutual Agreement. This Amended and Restated Agreement may be terminated by the written agreement of the parties.

7.3 Termination by F. Roche. F. Roche may terminate its rights under this Amended and Restated Agreement upon one hundred eighty (180) days written notice to PDL.

7.4     Termination by Default.

(a) If either party defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Amended and Restated Agreement, the party not in default may terminate the other party's rights this Amended and Restated Agreement at its option; provided, however, that if such event of default or non-compliance is the first (1st) occurrence of an event giving rise to the right of termination pursuant to this Section 7.4, the non-defaulting party may terminate the other party's rights under this Amended and Restated Agreement only if such default or noncompliance shall not have been remedied, or steps initiated to remedy the same to the other party's reasonable satisfaction within sixty (60) days after receipt by the defaulting party of a written notice thereof from the other party.

(b)     If PDL terminates the 1999 PDL/Roche Agreement pursuant to
Section 11.4 thereof, PDL may elect to simultaneously terminate this Amended and Restated Agreement upon written notice to F. Roche. If Roche terminates the 1999 PDL/Roche Agreement pursuant to Section 11.4 thereof, F. Roche may elect to simultaneously terminate this Amended and Restated Agreement upon written notice to PDL.

7.5     Inventory.  Upon termination of this Amended and Restated
Agreement for default by a party hereunder, the defaulting party holding inventory of Daclizumab shall notify the other of the amount of Daclizumab such defaulting party, its Affiliates, sublicensees and distributors then have on hand ("Inventory"), the sale of which would, but for the termination, be subject to payment of royalties or other consideration under this Amended and Restated Agreement. The defaulting party and its Affiliates, sublicensees and distributors shall thereupon be permitted to sell the Inventory, provided that the other party shall have the first option for a period not to exceed sixty
(60) days to purchase all or part of the Inventory [CONFIDENTIAL TREATMENT REQUESTED]. If the non-defaulting party fails to exercise its option to purchase all of the Inventory or for that part of the Inventory with respect to which the option is not exercised, the party holding the Inventory will be free to sell such Inventory to third parties for a period not to exceed one hundred eighty (180) days from the termination of the non-defaulting party's option. In any event, the parties shall pay the royalties or other consideration due on the sale of such Inventory in the amounts and manner provided for in Articles III and III-A. Upon expiration or termination of this Amended and Restated Agreement for any reason other than default, each of the parties shall have a right to sell Inventory for a period of one(1) year from the date of such expiration or termination, subject to the obligation to pay the royalty or other consideration due to the other party with respect to the sale of such Inventory. In any event, sales of Inventory by a party pursuant to this Section 7.5 for Autoimmune Indications shall be in accordance with the terms and conditions of this Amended and Restated Agreement.

7.6 Return of Materials. Subject to Section 7.8 hereof concerning archival copies, upon termination of this Amended and Restated Agreement by
F. Roche pursuant to Section 7.3 or by either or both parties pursuant to Sections 7.2 or 7.4, F. Roche forthwith shall return to PDL all cell lines and their progeny, antibodies and other biological materials provided by PDL under the 1989 and 1999 PDL/Roche Agreements.

7.7     Rights and Obligations on Termination or Expiration.

(a) Unless expressly provided to the contrary, the provisions of Sections 3.6 and 5.3 and Articles III-A, IV, VI-A, VII, VIII, IX and XI shall survive the termination of this Amended and Restated Agreement. In the event that termination by either party results in the termination of rights to Daclizumab or other Licensed Products and the reversion or transfer of such rights to the other party, then the party whose rights are terminated shall act in good faith using commercially reasonable efforts to transfer any and all information, data and materials with the goal of providing minimal disruption in the marketing and sale of Daclizumab or other Licensed Product, as the case may be.

(b) In the event of termination (i) by F. Roche pursuant to Section 7.3 or (ii) by PDL for default by F. Roche pursuant to Section 7.4, then effective as of the date of termination, F. Roche hereby grants to PDL an exclusive, fully-paid license under the Roche Patents, Roche Know-How, and F. Roche's rights under any Joint Roche-PDL Patents and Joint Inventions to make, have made, use and sell Daclizumab or other such Licensed Products in the ROW Territory.

7.8 Archival Copies. Section 7.6 notwithstanding, each party shall be entitled to keep for archival purposes one copy of all written materials returned to the other party pursuant to Section 7.6.

VIII.  CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS

8.1 Confidentiality. During the term of this Amended and Restated Agreement and for a period of five (5) years following expiration or termination of this Amended and Restated Agreement, each party shall maintain in confidence all information and materials including, but not limited to, cell lines, their progeny, and antibodies, disclosed by the other party hereto which such party knows or has reason to know are or contain trade secrets or other proprietary information of the other, including, without limitation, information relating to the PDL Know-How, PDL Patents, Roche Know-How, Roche Patents, Joint Roche-PDL Patents, Joint Inventions and inventions of the other party, and the business plans of the other party, including, without limitation, information provided by either party to the other party hereto prior to the Signing Date, and shall not use such trade secrets or proprietary information for any purpose, including, without limitation, for the purpose of developing products in the Field except as permitted by this Amended and Restated Agreement or disclose the same to anyone other than those of its Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Amended and Restated Agreement. Each party shall be responsible for ensuring compliance with these obligations by such party's Affiliates, sublicensees, prospective sublicensees, employees, consultants, agents and subcontractors. Each party shall use a similar effort to that which it uses to protect its own most valuable trade secrets or proprietary information to ensure that its Affiliates, sublicensees, employees, consultants, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party hereto. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's trade secrets or proprietary information.

8.2 Exceptions. The obligation of confidentiality contained in this Amended and Restated Agreement shall not apply to the extent that (a) either party (the "Recipient") is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction or
(b) the Recipient can demonstrate that (i) the disclosed information was at the time of such disclosure by the Recipient already in the public domain other than as a result of actions of the Recipient, its Affiliates, employees, licensees, agents or subcontractors, in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of disclosure to the Recipient in connection with the negotiation, execution or performance of this Amended and Restated Agreement; or (iii) the disclosed information was received by the Recipient or its Affiliates on an unrestricted basis from a source unrelated to any party to this Amended and Restated Agreement and not under a duty of confidentiality to the other party, or (c) the Recipient can demonstrate that disclosure to a regulatory authority is required by its product license approval process.

8.3     Publications.

(a) Scientific Publications. Prior to public disclosure or submission for publication of a manuscript describing the results of any scientific activity or collaboration between PDL and F. Roche in the Field, the party disclosing or submitting such a manuscript ("Disclosing Party") shall send the other party ("Responding Party") by expedited delivery a copy of the manuscript to be submitted and shall allow the Responding Party a reasonable time period (not to exceed forty-five (45) days from the date of confirmed receipt) in which to determine whether the manuscript contains subject matter of which patent protection should be sought (prior to publication of such manuscript) for the purpose of protecting an invention conceived or developed in connection with the PDL/F. Roche scientific collaboration, or whether the manuscript contains confidential information belonging to the Responding Party. After the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript, the Disclosing Party shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results. Should the Responding Party believe the subject matter of the manuscript contains confidential information or a patentable invention of substantial commercial value to the Responding Party, then prior to the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript by the Responding Party, the Responding Party shall notify the Disclosing Party in writing of its determination that such manuscript contains such information or subject matter for which patent protection should be sought. Upon receipt of such written notice from the Responding Party, the Disclosing Party shall delay public disclosure of such information or submission of the manuscript for an additional period of sixty
(60) days to permit preparation and filing of a patent application on the disclosed subject matter. The Disclosing Party shall thereafter be free to publish or disclose such information, except that the Disclosing Party may not disclose any confidential information of the Responding Party in violation of
Section 8.1hereof. Determination of authorship for any paper or patent shall be in accordance with accepted scientific practice. Should any questions on authorship arise, this will be determined by good faith consultation between the respective heads of research for each of the parties.

(b) Preclinical and Clinical Studies. Prior to public disclosure or submission for publication of a manuscript by PDL describing the results of any preclinical or clinical study conducted by or on behalf of PDL in Autoimmune Indications, PDL shall send F. Roche by expedited delivery a copy of the manuscript to be submitted and shall allow F. Roche a reasonable time period (not to exceed forty-five (45) days from the date of confirmed receipt by F. Roche) to review the manuscript, including for the purpose of determining whether the manuscript contains information which is reasonably likely to have a material adverse impact on Daclizumab for Transplant Indications in the ROW Territory or confidential information belonging to F. Roche. After the expiration of forty-five (45) days from the date of confirmed receipt by F. Roche of such manuscript, PDL shall be free to submit such manuscript for publication and publish or otherwise disclose to the public such research results. Should F. Roche believe the manuscript contains information which is reasonably likely have a material adverse impact on Daclizumab for Transplant Indications in the ROW Territory or which is confidential information of F. Roche, then prior to the expiration of forty-five (45) days from the date of confirmed receipt of such manuscript by F. Roche, F. Roche shall notify the PDL in writing of its determination and the reasons therefor. Upon receipt of such written notice from F. Roche that the manuscript contains confidential information of F. Roche, PDL shall delay public disclosure of such information or submission of the manuscript for an additional period not to exceed sixty (60) days to permit the parties to agree as to how to revise the manuscript so that PDL will not disclose any confidential information of F. Roche in violation of Section 8.1 hereof.

IX.  DISPUTE RESOLUTION

9.1 Arbitration. Except as expressly provided herein, any claim, dispute or controversy arising out of or in connection with or relating to this agreement or the breach or alleged breach thereof shall be submitted by the parties to arbitration by the AAA in Santa Clara County, California under the International Arbitration Rules then in effect for that AAA except as provided herein. All proceedings shall be held in English and a transcribed record prepared in English. The parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA Administrator in accordance with the AAA International Rules of Arbitration and the AAA shall select an individual within thirty (30) days of such failure. The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof. The parties shall be entitled to discovery as provided in Sections 1283.05 and 1283.1 of the Code of Civil Procedure of the State of California, whether or not the California Arbitration Act is deemed to apply to said arbitration. Nothing in this Amended and Restated Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.





X.  FORCE MAJEURE

10.1 If either party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of force majeure including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, strike or labor differences, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention. The party invoking such force majeure rights of this subparagraph must notify the other party by courier or overnight dispatch (e.g., Fedex) within a period of fifteen (15) days, from the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible. If the delay resulting from the force majeure exceeds six (6) months, both parties shall consult together to find an appropriate solution.


XI.  MISCELLANEOUS


11.1 Representations of Each Party. Each party represents and warrants to the other party hereto that, except as may otherwise be disclosed in writing to such party:

(a) each party has the full right and authority to enter into this Amended and Restated Agreement; and

(b) to the best knowledge of the party after reasonable investigation, no third party has any right, title or interest in the PDL
Patents, PDL Know-How, Joint Roche-PDL Patents, Roche Know-How or
Roche Patents, as the case may be, as the result of such third party's former employment of any employee of that party.

11.2 Assignment. This Amended and Restated Agreement and the licenses herein granted other than the 1999 PDL/Roche Agreement relating to the same Field but for the Roche Territory shall be binding upon and shall inure to the benefit of, successors of the parties hereto, or to an assignee of all of the good will and entire business and assets of a party hereto relating to pharmaceutical and veterinary products but shall not otherwise be assignable without the prior written consent of the other party, which consent will not be unreasonably withheld.

11.3    Entire Agreement.  This Amended and Restated Agreement and the
1999 PDL/Roche Agreement constitute the entire agreement between the parties hereto with respect to the within subject matter and supersede all previous agreements, whether written or oral. This Amended and Restated Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.



11.4    Releases.

(a) The parties agree that as of the Signing Date, PDL hereby releases and forever discharges F. Roche and its Affiliates (including Genentech, Inc., a Delaware corporation) from any and all claims, liabilities and demands whatsoever on account of or arising from the 1989 F. Roche Agreement that PDL may have, otherwise continue to have or have had, past, present or future, including with respect to Article III and Article VII of the 1989 F. Roche Agreement and including without limitation any and all claims liabilities and demands on account of or arising from Section 3.1(d) of the 1989 F. Roche Agreement, including any remedies which PDL may have on, prior to or after the Signing Date thereunder both in equity and at law; provided that nothing herein shall be deemed to release any claims, liabilities or demands that PDL may have after the Signing Date under this Amended and Restated Agreement.

(b) The parties agree that as of the Signing Date, F. Roche and its Affiliates hereby release and forever discharge PDL from any and all claims, liabilities and demands whatsoever on account of or arising from that certain Joint Development, Marketing and License Agreement between PDL and Boehringer Mannheim GmbH ("Boehringer") dated October 28, 1993, as amended, and all related agreements entered into between PDL and Boehringer as of that same date that F. Roche and its Affiliates may have, otherwise continue to have or have had, past, present or future, including any remedies which Roche may have on, prior to or after the Signing Date thereunder both in equity and at law; provided that nothing herein shall be deemed to release any claims, liabilities or demands that F. Roche or its Affiliates may have after the Signing Date under this Amended and Restated Agreement.

11.5    Severability.  If any provision of this Amended and Restated
Agreement is declared invalid by an arbitrator pursuant to Section 9.1 or by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then and in such event, this Amended and Restated Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Amended and Restated Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Amended and Restated Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the parties, and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 9.1.

11.6    Indemnification.

(a) F. Roche shall defend, indemnify and hold harmless PDL, its trustees, officers, agents and employees harmless from any and all liability, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, sale or other disposition, by
F. Roche, an Affiliate of F. Roche, or any distributor, customer, sublicensee or representative of F. Roche or anyone in privity therewith, of any Licensed Product, or any cell lines, their progeny, or other biological materials provided by PDL pursuant to the 1999 PDL/Roche Agreement, method, process, device or apparatus licensed or provided by PDL to F. Roche hereunder, or
(ii) as a result of practicing a Joint Invention, or using PDL Know-How or PDL Patents licensed to F. Roche under this Amended and Restated Agreement, except where such claim is based on the negligent acts of commission or omission of PDL.

(b) PDL shall defend, indemnify and hold harmless F. Roche, its trustees, officers, agents and employees harmless from any and all liability, demands, damages, expenses, and losses of any kind, including those resulting from death, personal injury, illness or property damage arising (i) out of the manufacture, distribution, use, testing, sale or other disposition, by PDL, an Affiliate of PDL, or any distributor, customer, sublicensee or representative of PDL or anyone in privity therewith, of Daclizumab or any other Licensed Product in Autoimmune Indications, or (ii) as a result of practicing a Joint Invention, using Roche Know-How or Roche Patents licensed to PDL under this Amended and Restated Agreement, except where such claim is based on the negligent acts of commission or omission of F. Roche.

11.7 Notices. Any notice or report required or permitted to be given under this Amended and Restated Agreement shall be in writing and shall be mailed by certified or registered mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:


If to PDL:      Protein Design Labs, Inc.
        34801 Campus Drive
Fremont, California U.S.A.  94555
Attention:  General Counsel

If to F. Roche: F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4002 Basle, Switzerland
Attention:  Law Department

11.8 Choice of Law. The validity, performance, construction, and effect of this Amended and Restated Agreement shall be governed by the laws of the State of California, United States of America.

11.9 Publicity. Both parties agree to issue a press release concerning entry into this Amended and Restated Agreement, with the content of such release to be approved in advance by both parties. In all other respects, neither party shall use the name of the other party in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, neither party shall publicly disclose the terms of this Amended and Restated Agreement or its terms and conditions unless expressly authorized to do so by the other party which authorization shall not be unreasonably withheld. In the event that disclosure shall be agreed upon then the parties will work together to develop a mutually acceptable disclosure. Notwithstanding anything to the contrary herein, if not otherwise disclosed by
F. Roche, PDL shall not disclose to any third party the amount of sales of or royalties or consideration paid with respect to Licensed Product without the prior written consent of F. Roche, which consent shall not be unreasonably withheld.

11.10 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

[The remainder of this page intentionally left blank.]


11.11 Counterparts. This Amended and Restated Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement to be effective as of the Signing Date.

PROTEIN DESIGN LABS, INC.
By
Title:
Date:
F. HOFFMANN-LA ROCHE LTD

By
Title:
Date:

Solely with respect to the granting of rights in Joint Roche-PDL Patents to F. Roche, Roche hereby joins in this Amended and Restated Agreement.

HOFFMANN-LA ROCHE INC.


By
Title:
Date:


Appendix A
PDL Patents

A. The following are patents and patent applications (also known as the "Queen et al. Patents") issued and filed in certain countries in the world.

        1.  The following issued U.S. patents and U.S. patent applications:

No. 5,585,089, "Humanized Immunoglobulins," issued December 17, 1996.

No. 5,693,761, "Polynucleotides Encoding Improved Humanized
Immunoglobulins," issued December 2, 1997.

No. 5,693,762, "Humanized Immunoglobulins," issued December 2, 1997.

[CONFIDENTIAL TREATMENT REQUESTED]


        2.  The following patents and patent applications outside the U.S.:

Patent No.

Country
Title*
Issued
647383
Australia
"Novel Immunoglobulins, Their Production
and Use"
Issued
671949
Australia
"
Issued
AT E133452
Austria
"
Issued
0451216
Belgium
"
Issued
61095
Bulgaria
"
Issued
970016

Brazil
"
Issued
0451 216B1
European
"
Issued
0682040 B1
European

Issued
FR0451216
France
"
Issued
DE
68925536
Germany
"
Issued
DD 296 964
East Germany
"
Issued
GB 0451216
Great Britain
"
Issued
1001050

Greece
"
Issued
211174

Hungary
"
Issued
IT O451216
Italy
"
Issued
2828340
Japan
"
Issued
LU O451216
Luxembourg
"
Issued
92.2146
Monaco
"
Issued
NL 0451216
Netherlands
"
Issued
231984
New Zealand
"
Issued
132068
Pakistan
"
Issued
29729
Philippines
"
Issued
92758
Portugal
"
Issued
4895847.13
Russia
"
Issued
2126046
Russia
"
Issued
SG O451216
Singapore
"
Issued
89/9956
South Africa
"
Issued
178385
South Korea
"
Issued
2081974 T3
Spain
"
Issued
SE O451216
Sweden
"
Issued
CHO 451216
Switzerland
"
Issued
50034
Taiwan
"
Issued
13349
Uruguay
"
Issued
48700
Yugoslavia
"




Country
Title*
Pending
Argentina
"Novel Immunoglobulins, Their
Production and Use"
Pending
Canada
"
Pending
Chile
"
Pending
China
"
Pending
Croatia
"
Pending
Czech Republic
"
Pending
Ecuador
"
Pending
Europe
"
Pending
Hong Kong
"
Pending
Ireland
"
Pending
Israel
"
Pending
Japan
"
Pending
South Korea

Pending
Romania
"
Pending
Slovak Republic
"
Pending
Venezuela
"
Pending
Denmark
"
Pending
Finland
"
Pending
Norway
"





*Exact titles may differ in different countries.


B. The following patent applications relate to the use of anti-IL2 receptor antibodies in treatment of acute transplant rejection.

Title: Method of preventing acute rejection following solid organ transplantation.

Inventors:  Susan Light and Cary Queen

PCT Publication No.: WO 98/13067 claiming priority to U.S. provisional patent application serial no. 60/026,643 filed September 24, 1996.








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 common/contracts/roche//Roche 99ROW Amend 8.0
        --

CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO
DESIGNATED PORTIONS OF THIS DOCUMENT



common/contracts/roche//Roche 99 ROWAmend v8.0